EX-99.4 REVISED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING FOOTNOTES

ITEM 15(A)(1). FINANCIAL STATEMENTS
Note: The information contained in this Item has been updated for the change to reportable segments that was effective for us in the first quarter of 2015. The resulting changes are discussed further in the Notes to the Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenues
Vehicle rental	$6,026	$5,707	$5,297
Other	2,459	2,230	2,060
Net revenues	8,485	7,937	7,357

Expenses
Operating	4,251	4,074	3,824
Vehicle depreciation and lease charges, net	1,996	1,811	1,471
Selling, general and administrative	1,080	1,019	925
Vehicle interest, net	282	264	297
Non-vehicle related depreciation and amortization	180	152	125
Interest expense related to corporate debt, net:
Interest expense	209	228	268
Early extinguishment of debt	56	147	75
Restructuring expense	26	61	38
Transaction-related costs, net	13	51	34
Impairment	—	33	—
Total expenses	8,093	7,840	7,057

Income before income taxes	392	97	300
Provision for income taxes	147	81	10

Net income	$245	$16	$290

Earnings per share
Basic	$2.32	$0.15	$2.72
Diluted	$2.22	$0.15	$2.42
See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,
	2014	2013	2012

Net income	$245	$16	$290

Other comprehensive income (loss), net of tax
Currency translation adjustments, net of tax of $(30), $7 and $0, respectively	$(115)	$(27)	$34
Available-for-sale securities:
Net unrealized gains on available-for-sale securities, net of tax of $0, $0 and $0, respectively	—	—	2
Less: Realized losses on available-for-sale securities reclassified to earnings, net of tax of $0, $0 and $1, respectively	—	—	(2)
Cash flow hedges:
Net unrealized holding gains (losses), net of tax of $4, $1 and $1, respectively	(7)	1	(1)
Less: Cash flow hedges reclassified to earnings, net of tax of $(3), $0 and $(9), respectively	5	—	14
Minimum pension liability adjustment:
Pension and post-retirement benefits, net of tax of $25, $(19) and $1, respectively	(24)	24	(23)
Less: Pension and post-retirement benefits reclassified to earnings, net of tax of $(1), $(6) and $(6), respectively	2	9	8
	(139)	7	32
Total comprehensive income	$106	$23	$322

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$624	$693
Receivables (net of allowance for doubtful accounts of $34 and $50)	599	619
Deferred income taxes	159	177
Other current assets	456	455
Total current assets	1,838	1,944

Property and equipment, net	638	614
Deferred income taxes	1,352	1,299
Goodwill	842	691
Other intangibles, net	886	923
Other non-current assets	355	361
Total assets exclusive of assets under vehicle programs	5,911	5,832

Assets under vehicle programs:
Program cash	119	116
Vehicles, net	10,215	9,582
Receivables from vehicle manufacturers and other	362	391
Investment in Avis Budget Rental Car Funding (AESOP) LLC—related party	362	363
	11,058	10,452
Total assets	$16,969	$16,284

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$1,491	$1,479
Short-term debt and current portion of long-term debt	28	89
Total current liabilities	1,519	1,568

Long-term debt	3,392	3,305
Other non-current liabilities	766	847
Total liabilities exclusive of liabilities under vehicle programs	5,677	5,720

Liabilities under vehicle programs:
Debt	1,776	1,681
Debt due to Avis Budget Rental Car Funding (AESOP) LLC—related party	6,340	5,656
Deferred income taxes	2,267	2,177
Other	244	279
	10,627	9,793

Commitments and contingencies (Note 14)

Stockholders’ equity:
Preferred stock, $.01 par value—authorized 10 million shares; none issued and outstanding	—	—
Common stock, $.01 par value—authorized 250 million shares; issued 137,093,424 and 137,081,056 shares	1	1
Additional paid-in capital	7,212	7,893
Accumulated deficit	(2,115)	(2,360)
Accumulated other comprehensive income (loss)	(22)	117
Treasury stock, at cost—31,386,746 and 30,515,721 shares	(4,411)	(4,880)
Total stockholders’ equity	665	771
Total liabilities and stockholders’ equity	$16,969	$16,284
See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2014	2013	2012
Operating activities
Net income	$245	$16	$290
Adjustments to reconcile net income to net cash provided by operating activities:
Vehicle depreciation	1,840	1,678	1,438
Gain on sale of vehicles, net	(7)	(6)	(97)
Non-vehicle related depreciation and amortization	180	152	125
Deferred income taxes	65	37	128
Amortization of debt financing fees	41	41	57
Impairment	—	33	—
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Receivables	(60)	(66)	(65)
Income taxes	37	(14)	(183)
Accounts payable and other current liabilities	(3)	(28)	(28)
Other, net	241	410	224
Net cash provided by operating activities	2,579	2,253	1,889

Investing activities
Property and equipment additions	(182)	(152)	(132)
Proceeds received on asset sales	21	22	21
Net assets acquired (net of cash acquired)	(416)	(537)	(69)
Other, net	(11)	2	(9)
Net cash used in investing activities exclusive of vehicle programs	(588)	(665)	(189)

Vehicle programs:
Increase in program cash	(10)	(79)	(13)
Investment in vehicles	(11,875)	(10,899)	(11,067)
Proceeds received on disposition of vehicles	9,666	9,409	9,196
	(2,219)	(1,569)	(1,884)
Net cash used in investing activities	(2,807)	(2,234)	(2,073)

Financing activities
Proceeds from long-term borrowings	871	2,972	1,152
Payments on long-term borrowings	(762)	(2,608)	(1,501)
Net change in short-term borrowings	5	(36)	10
Debt financing fees	(17)	(37)	(16)
Purchases of warrants	—	(78)	(29)
Proceeds from sale of call options	—	104	43
Repurchases of common stock	(297)	(48)	—
Other, net	—	3	1
Net cash (used in) provided by financing activities exclusive of vehicle programs	(200)	272	(340)

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In millions)

	Year Ended December 31,
	2014	2013	2012
Vehicle programs:
Proceeds from borrowings	14,373	12,953	12,108
Payments on borrowings	(13,963)	(13,115)	(11,490)
Debt financing fees	(28)	(34)	(28)
	382	(196)	590
Net cash provided by financing activities	182	76	250

Effect of changes in exchange rates on cash and cash equivalents	(23)	(8)	6

Net (decrease) increase in cash and cash equivalents	(69)	87	72
Cash and cash equivalents, beginning of period	693	606	534
Cash and cash equivalents, end of period	$624	$693	$606

Supplemental disclosure
Interest payments	$474	$457	$552
Income tax payments, net	$45	$58	$65

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
Balance at January 1, 2012	137.0	$1	$8,532	$(2,666)	$78	(31.6)	$(5,533)	$412

Comprehensive income:
Net income	—	—	—	290	—	—	—
Other comprehensive income	—	—	—	—	32	—	—

Total comprehensive income								322

Net activity related to restricted stock units	0.1	—	(202)	—	—	0.8	212	10
Exercise of stock options	—	—	(130)	—	—	0.8	130	—
Activity related to employee stock purchase plan	—	—	(2)	—	—	—	2	—
Repurchase of warrants	—	—	(29)	—	—	—	—	(29)
Sale of call options, net of tax of $(1)	—	—	42	—	—	—	—	42

Balance at December 31, 2012	137.1	$1	$8,211	$(2,376)	$110	(30.0)	$(5,189)	$757

Comprehensive income:
Net income	—	—	—	16	—	—	—
Other comprehensive income	—	—	—	—	7	—	—

Total comprehensive income								23

Net activity related to restricted stock units	—	—	(197)	—	—	0.4	207	10
Exercise of stock options	—	—	(155)	—	—	0.9	157	2
Realization of tax benefits for stock-based awards	—	—	3	—	—	—	—	3
Activity related to employee stock purchase plan	—	—	(1)	—	—	—	2	1
Repurchase of warrants	—	—	(78)	—	—	—	—	(78)
Sale of call options, net of tax of $(1)	—	—	110	—	—	(0.2)	(7)	103
Repurchase of common stock	—	—	—	—	—	(1.6)	(50)	(50)

Balance at December 31, 2013	137.1	$1	$7,893	$(2,360)	$117	(30.5)	$(4,880)	$771

Comprehensive income:
Net income	—	—	—	245	—	—	—
Other comprehensive loss	—	—	—	—	(139)	—	—

Total comprehensive income								106

Net activity related to restricted stock units	—	—	(143)	—	—	0.7	153	10
Exercise of stock options	—	—	(20)	—	—	0.1	20	—
Realization of tax benefits for stock-based awards	—	—	12	—	—	—	—	12
Activity related to employee stock purchase plan	—	—	(1)	—	—	—	1	—
Issuance of common stock - conversion of convertible debt	—	—	(529)	—	—	4.0	595	66
Repurchase of common stock	—	—	—	—	—	(5.7)	(300)	(300)

Balance at December 31, 2014	137.1	$1	$7,212	$(2,115)	$(22)	(31.4)	$(4,411)	$665
See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1.	Basis of Presentation
Avis Budget Group, Inc. provides car and truck rentals, car sharing services and ancillary services to businesses and consumers worldwide. The accompanying Consolidated Financial Statements include the accounts and transactions of Avis Budget Group, Inc. and its subsidiaries, as well as entities in which Avis Budget Group, Inc. directly or indirectly has a controlling financial interest (collectively, the “Company”).
The Company operates the following reportable business segments:

•
Americas—provides and licenses the Company’s brands to third parties for vehicle rentals and ancillary products and services in North America, South America, Central America and the Caribbean, and operates the Company’s car sharing business in certain of these markets.

•
International—provides and licenses the Company’s brands to third parties for vehicle rentals and ancillary products and services in Europe, the Middle East, Africa, Asia, Australia and New Zealand, and operates the Company’s car sharing business in certain of these markets.

In 2014, 2013 and 2012, the Company completed the business acquisitions discussed in Note 5 to these Consolidated Financial Statements. The operating results of the acquired businesses are included in the accompanying Consolidated Financial Statements from the dates of acquisition.

In conjunction with a change in the Company’s management structure in first quarter of 2015 which resulted in a change to its reportable segments, the financial results of the Company’s North America, South America, Central America and Caribbean operations are now included in the Company’s Americas reportable segment. The Company’s business segment financial information presented in these Notes to Consolidated Financial Statements has been recast for all periods presented. The Company’s consolidated results were not affected by this change.

The Company presents separately the financial data of its vehicle programs. These programs are distinct from the Company’s other activities since the assets under vehicle programs are generally funded through the issuance of debt that is collateralized by such assets. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of the Company’s vehicle programs. The Company believes it is appropriate to segregate the financial data of its vehicle programs because, ultimately, the source of repayment of such debt is the realization of such assets.

2.	Summary of Significant Accounting Policies
Accounting Principles
The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and all entities in which it has a direct or indirect controlling financial interest and variable interest entities for which the Company has determined it is the primary beneficiary. Intercompany transactions have been eliminated in consolidation.

Use of Estimates and Assumptions
The use of estimates and assumptions as determined by management is required in the preparation of the Consolidated Financial Statements in conformity with GAAP. These estimates are based on management’s evaluation of historical trends and other information available when the Consolidated Financial Statements are prepared and may affect the amounts reported and related disclosures. Actual results could differ from those estimates.
Revenue Recognition
The Company derives revenue primarily through the operation and licensing of the Avis and Budget rental systems and by providing vehicle rentals and other services to business and leisure travelers and others. Other revenue includes sales of loss damage waivers and insurance products, fuel and fuel service charges, rentals of GPS navigation units and other items. Revenue is recognized when persuasive evidence of an arrangement exists, the services have been rendered to customers, the pricing is fixed or determinable and collection is reasonably assured.
Vehicle rental and rental-related revenue is recognized over the period the vehicle is rented. Licensing revenue principally consists of royalties paid by the Company’s licensees and is recorded within other revenues as the licensees’ revenue is earned (over the rental period of a vehicle). The Company renews license agreements in the normal course of business and occasionally terminates, purchases or sells license agreements. In connection with ongoing fees that the Company receives from its licensees pursuant to license agreements, the Company is required to provide certain services, such as training, marketing and the operation of reservation systems. Revenue and expenses associated with gasoline, vehicle licensing and airport concessions are recorded on a gross basis within revenue and operating expenses. Membership fees related to the Company’s car sharing business are generally nonrefundable, are deferred and recognized ratably over the period of membership and are included in Accounts payable and other current liabilities in the Consolidated Balance Sheets.
Currency Translation
Assets and liabilities of foreign operations are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the prevailing monthly average rate of exchange. The related translation adjustments are reflected in accumulated other comprehensive income (loss) in the stockholders’ equity section of the Consolidated Balance Sheets and in the Consolidated Statements of Comprehensive Income. The accumulated currency translation adjustment as of December 31, 2014 and 2013 was $51 million and $166 million, respectively. The Company has designated its 6% Euro-denominated Notes as a hedge of its net investment in Euro-denominated foreign operations and, accordingly, records the effective portion of gains or losses on this net investment hedge in accumulated other comprehensive income (loss) as part of currency translation adjustments.
Cash and Cash Equivalents
The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Property and Equipment
Property and equipment (including leasehold improvements) are stated at cost, net of accumulated depreciation and amortization. Depreciation (non-vehicle related) is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets, which may not exceed 20 years, or the lease term, if shorter. Useful lives are as follows:

Buildings	30 years
Furniture, fixtures & equipment	3 to 10 years
Capitalized software	3 to 7 years
Buses and support vehicles	4 to 15 years

The Company capitalizes the costs of software developed for internal use when the preliminary project stage is completed and management (i) commits to funding the project and (ii) believes it is probable that the project will be completed and the software will be used to perform the function intended. The software developed or obtained for internal use is amortized on a straight-line basis commencing when such software is ready for its intended use. The net carrying value of software developed or obtained for internal use was $140 million and $108 million as of December 31, 2014 and 2013, respectively.
Goodwill and Other Intangible Assets
Goodwill represents the excess, if any, of the fair value of the consideration transferred by the acquirer and the fair value of any non-controlling interest remaining in the acquiree, if any, over the fair values of the identifiable net assets acquired. The Company does not amortize goodwill, but assesses it for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amounts of their respective reporting units exceed their fair values. The Company performs its annual impairment assessment in the fourth quarter of each year at the reporting unit level. The Company assesses goodwill for such impairment by comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. When appropriate, comparative market multiples and other factors are used to corroborate the discounted cash flow results.
Other intangible assets, primarily trademarks, with indefinite lives are not amortized but are evaluated annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of this asset may exceed its fair value. If the carrying value of an other intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Other intangible assets with finite lives are amortized over their estimated useful lives and are evaluated each reporting period to determine if circumstances warrant a revision to these lives.
Impairment of Long-Lived Assets
The Company is required to assess long-lived assets for impairment whenever circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the undiscounted expected future cash flows to be generated from such assets. Property and equipment is evaluated separately within each segment. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value.
Program Cash
Program cash primarily represents amounts specifically designated to purchase assets under vehicle programs and/or to repay the related debt.
Vehicles
Vehicles are stated at cost, net of accumulated depreciation. The initial cost of the vehicles is recorded net of incentives and allowances from manufacturers. The Company acquires many of its rental vehicles pursuant to repurchase and guaranteed depreciation programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase vehicles at a specified price and date, or guarantee the depreciation rate for a specified period of time, subject to certain eligibility criteria (such as car condition and mileage requirements). The Company depreciates vehicles such that the net book value on the date of return to the manufacturers is intended to equal the contractual guaranteed residual values, thereby minimizing any gain or loss.
Rental vehicles acquired outside of manufacturer repurchase and guaranteed depreciation programs are depreciated based upon their estimated residual values at their expected dates of disposition, after giving effect to anticipated conditions in the used car market. Any adjustments to depreciation are made prospectively.
The estimation of residual values requires the Company to make assumptions regarding the age and mileage of the car at the time of disposal, as well as expected used vehicle auction market conditions. The Company periodically evaluates estimated residual values and adjusts depreciation rates as appropriate. Differences between actual residual values and those estimated result in a gain or loss on disposal and are recorded as part of vehicle depreciation at the time of sale. Vehicle-related interest expense amounts are net of vehicle-related interest income of $10 million, $9 million and $8 million for 2014, 2013 and 2012, respectively.
Advertising Expenses
Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within selling, general and administrative expense on our Consolidated Statements of Operations, include radio, television, travel partner rewards programs, Internet advertising and other advertising and promotions and were approximately $112 million, $116 million and $127 million in 2014, 2013 and 2012, respectively.
Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. In the event the Company were to determine that it would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would adjust the valuation allowance, which would reduce the provision for income taxes.
The Company reports revenues net of any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer.
Fair Value Measurements
The Company measures fair value of assets and liabilities and discloses the source for such fair value measurements. Financial assets and liabilities are classified as follows: Level 1, which refers to assets and liabilities valued using quoted prices from active markets for identical assets or liabilities; Level 2, which refers to assets and liabilities for which significant other observable market inputs are readily available; and Level 3, which are valued based on significant unobservable inputs.
The fair value of the Company’s financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market (Level 1 inputs). In some cases where quoted market prices are not available, prices are derived by considering the yield of the benchmark security that was issued to initially price the instruments and adjusting this rate by the credit spread that market participants would demand for the instruments as of the measurement date (Level 2 inputs). In situations where long-term borrowings are part of a conduit facility backed by short-term floating rate debt, the Company has determined that its carrying value approximates the fair value of this debt (Level 2 inputs). The carrying amounts of cash and cash equivalents, available-for-sale securities, accounts receivable, program cash and accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.
The Company’s derivative assets and liabilities consist principally of currency exchange contracts, interest rate swaps, interest rate contracts and commodity contracts, and are carried at fair value based on significant observable inputs (Level 2 inputs). Derivatives entered into by the Company are typically executed over-the-counter and are valued using internal valuation techniques, as no quoted market prices exist for such instruments. The valuation technique and inputs depend on the type of derivative and the nature of the underlying exposure. The Company principally uses discounted cash flows to value these instruments. These models take into account a variety of factors including, where applicable, maturity, commodity prices, interest rate yield curves of the Company and counterparties, credit curves, counterparty creditworthiness and currency exchange rates. These factors are applied on a consistent basis and are based upon observable inputs where available.

Derivative Instruments
Derivative instruments are used as part of the Company’s overall strategy to manage exposure to market risks associated with fluctuations in currency exchange rates, interest rates and gasoline costs. As a matter of policy, derivatives are not used for trading or speculative purposes.
All derivatives are recorded at fair value either as assets or liabilities. Changes in fair value of derivatives not designated as hedging instruments are recognized currently in earnings within the same line item as the hedged item. The effective portion of changes in fair value of a derivative that is designated as either a cash flow or net investment hedge, is recorded as a component of accumulated other comprehensive income (loss). The ineffective portion is recognized in earnings within the same line item as the hedged item, including vehicle interest, net or interest related to corporate debt, net. Amounts included in accumulated other comprehensive income (loss) are reclassified into earnings in the same period during which the hedged item affects earnings. Amounts related to our derivative instruments are recognized in the Consolidated Statements of Cash Flows consistent with the nature of the hedged item (principally operating activities).
Investments
Joint venture investments are typically accounted for under the equity method of accounting. Under this method, the Company records its proportional share of the joint venture’s net income or loss within operating expenses in the Consolidated Statements of Operations. The Company assesses equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. Any difference between the carrying value of the equity method investment and its estimated fair value is recognized as an impairment charge if the loss in value is deemed other than temporary. As of December 31, 2014, the Company had investments in several joint ventures with a carrying value of $46 million, recorded within other non-current assets on the Consolidated Balance Sheets.
Aggregate realized gains and losses on investments and dividend income are recorded within operating expenses on the Consolidated Statements of Operations. During 2014, the Company realized a gain of $7 million from the sale of equity investments. During 2013, the amount realized from the sale of certain equity investments was not material. During 2012, the Company realized a gain of $2 million from the sale of equity investments.
Self-Insurance Reserves
The Consolidated Balance Sheets include $397 million and $416 million of liabilities associated with retained risks of liability to third parties as of December 31, 2014 and 2013, respectively. Such liabilities relate primarily to public liability and third-party property damage claims, as well as claims arising from the sale of ancillary insurance products including but not limited to supplemental liability, personal effects protection and personal accident insurance. These obligations represent an estimate for both reported claims not yet paid and claims incurred but not yet reported. The estimated reserve requirements for such claims are recorded on an undiscounted basis utilizing actuarial methodologies and various assumptions which include, but are not limited to, the Company’s historical loss experience and projected loss development factors. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents for which the Company is ultimately liable and changes in the cost per incident. These amounts are included within accounts payable and other current liabilities and other non-current liabilities.
The Consolidated Balance Sheets also include liabilities of approximately $67 million and $59 million as of December 31, 2014 and 2013, respectively, related to workers’ compensation, health and welfare and other employee benefit programs. The liabilities represent an estimate for both reported claims not yet paid and claims incurred but not yet reported, utilizing actuarial methodologies similar to those mentioned above. These amounts are included within accounts payable and other current liabilities and other non-current liabilities.
Stock-Based Compensation
Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense on a straight-line basis over the vesting period. The Company’s policy is to record compensation expense for stock options, and restricted stock units that are time- and performance-based, for the portion of the award that is expected to vest. Compensation expense related to market-based restricted stock units is recognized provided that the requisite service is rendered, regardless of when, if ever, the market condition is satisfied. We estimate the fair value of restricted stock units using the market price of the Company’s common stock on the date of grant. We estimate the fair value of stock-based and cash unit awards containing a market condition using a Monte Carlo simulation model. Key inputs and assumptions used in the Monte Carlo simulation model include the stock price of the award on the grant date, the expected term, the risk-free interest rate over the expected term, the expected annual dividend yield and the expected stock price volatility. The expected volatility is based on a combination of the historical and implied volatility of the Company’s publicly traded, near-the-money stock options, and the valuation period is based on the vesting period of the awards. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant and, since the Company does not currently pay or plan to pay a dividend on its common stock, the expected dividend yield was zero.
Business Combinations
The Company uses the acquisition method of accounting for business combinations, which requires that the assets acquired and liabilities assumed be recorded at their respective fair values at the date of acquisition. Assets acquired and liabilities assumed in a business combination that arise from contingencies are recognized if fair value can be reasonably estimated at the acquisition date. The excess, if any, of (i) the fair value of the consideration transferred by the acquirer and the fair value of any non-controlling interest remaining in the acquiree, over (ii) the fair values of the identifiable net assets acquired is recorded as goodwill. Gains and losses on the re-acquisition of license agreements are recorded in the Consolidated Statements of Operations within Transaction-related costs, net, upon completion of the respective acquisition. Costs incurred to effect a business combination are expensed as incurred, except for the cost to issue debt related to the acquisition.
Transaction-related Costs, net
Transaction-related costs, net are classified separately in the Consolidated Statements of Operations. These costs comprise expenses related to the integration of the acquiree’s operations with those of the Company, including costs associated with the implementation of incremental compliance-related programs, expenses for the implementation of best practices and process improvements, expenses related to acquisition-related activities such as due-diligence and other advisory costs, non-cash charges related to re-acquired rights and contingent consideration related to acquisitions.
Currency Transactions
Currency gains and losses resulting from foreign currency transactions are generally included in operating expenses within the Consolidated Statement of Operations; however the net gain or loss of currency transactions on intercompany loans and the unrealized gain or loss on intercompany loan hedges are included within interest expense related to corporate debt, net. During the years ended December 31, 2014, 2013 and 2012, the Company recorded losses of $9 million, $11 million and $17 million, respectively, on such items.

Adoption of New Accounting Standards During 2014

On January 1, 2014, the Company adopted, as required, Accounting Standards Update (“ASU”) 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligations Is Fixed at the Reporting Date,” which requires companies to measure these obligations as the sum of the amount the Company agreed to pay plus any additional amount the Company expects to pay on behalf of co-obligors. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements

On January 1, 2015, as a result of the issuance of a new accounting pronouncement, the Company adopted ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” which changes the criteria for determining which disposals can be presented as discontinued

operations and also modifies related disclosure requirements. The adoption of this accounting pronouncement did not have an impact on the Company’s financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers,” which outlines a single model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance. ASU 2014-09 becomes effective for the Company on January 1, 2017. The Company is currently evaluating the effect of this accounting pronouncement.

In June 2014, the FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Allow a Performance Target to Be Achieved After the Requisite Service Period,” which requires that a performance target that could be achieved after the requisite service period be treated as a performance condition that affects the vesting of the award. ASU 2014-12 becomes effective for the Company on January 1, 2016. The adoption of this accounting pronouncement is not expected to have an impact on the Company’s financial statements.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related footnote disclosures in certain circumstances. ASU 2014-15 becomes effective for the Company on January 1, 2016. The adoption of this accounting pronouncement is not expected to have an impact on the Company’s financial statements.

3.	Earnings Per Share
The following table sets forth the computation of basic and diluted earnings per share (“EPS”) (shares in millions):

	Year Ended December 31,
	2014	2013	2012
Net income for basic EPS	$245	$16	$290
Convertible debt interest, net of tax	1	—	4
Net income for diluted EPS	$246	$16	$294

Basic weighted average shares outstanding	105.4	107.6	106.6
Options, warrants and non-vested stock	2.1	3.8	2.5
Convertible debt	3.1	—	12.5
Diluted weighted average shares outstanding	110.6	111.4	121.6

Earnings per share:
Basic	$2.32	$0.15	$2.72
Diluted	$2.22	$0.15	$2.42
The following table summarizes the Company’s outstanding common stock equivalents that were anti-dilutive and therefore excluded from the computation of diluted EPS (shares in millions):

	As of December 31,
	2014	2013	2012
Options (a)	—	—	0.2
Warrants (b)	—	—	7.9
Shares underlying convertible debt	—	4.0	—
__________

(a)	The weighted average exercise price for anti-dilutive options for 2012 was $17.12.

(b)	Represents all outstanding warrants for 2012. The exercise price for the warrants was $22.50.

4.	Restructuring
During fourth quarter 2014, the Company committed to various strategic initiatives to identify best practices and drive efficiency throughout its organization, by reducing headcount, improving processes and consolidating functions (the “T15 restructuring”). As part of this process, the Company formally communicated the termination of employment to approximately 75 employees and terminated approximately 65 of the employees during 2014. These expenses primarily represent costs associated with severance, outplacement services and other costs associated with employee terminations, the majority of which have been or are expected to be settled in cash. As of December 31, 2014, the Company recorded restructuring expense of $5 million related to this initiative and expects to incur further restructuring expense, principally personnel related costs, of approximately $10 million.
During fourth quarter 2012, the Company initiated a strategic restructuring initiative to better position its truck rental operations in the United States, in which it closed certain rental locations and decreased the size of the rental fleet, with the intent to increase fleet utilization and reduce costs (the “Truck Rental restructuring”). During the year ended December 31, 2014, the Company did not record restructuring expense related to this initiative, which is substantially complete.
In 2011, subsequent to the acquisition of Avis Europe plc, the Company initiated restructuring initiatives, identifying synergies across the Company, enhancing organizational efficiencies and consolidating and rationalizing processes (the “Avis Europe restructuring”). During the years ended December 31, 2014, 2013 and 2012, as part of this process, the Company formally communicated the termination of employment to approximately 230, 580 and 550 employees, respectively. During 2014, 2013 and 2012, the Company recorded restructuring expenses in connection with this initiative of $21 million, $40 million and $37 million, respectively, the majority of which have been or are expected to be settled in cash. These expenses primarily represent costs associated with severance, outplacement services and other costs associated with employee terminations. During 2014, the Company terminated approximately 210 of the affected employees, and this initiative is substantially complete.
The following tables summarize the change to our restructuring-related liabilities and identify the amounts recorded within the Company’s reporting segments for restructuring charges and corresponding payments and utilizations:

	Personnel Related	Facility Related	Other (a)	Total
Balance as of January 1, 2012	$1	$1	$—	$2
Avis Europe restructuring expense	37	—	—	37
Truck Rental restructuring expense	—	—	1	1
Avis Europe restructuring payment	(26)	—	—	(26)
Truck Rental payment/utilization	—	—	(1)	(1)
Balance as of December 31, 2012	12	1	—	13
Avis Europe restructuring expense	34	6	—	40
Truck Rental restructuring expense	—	—	21	21
Avis Europe restructuring payment	(29)	(2)	—	(31)
Truck Rental payment/utilization	—	—	(21)	(21)
Balance as of December 31, 2013	17	5	—	22
Avis Europe restructuring expense	20	1	—	21
T15 restructuring expense	5	—	—	5
Avis Europe restructuring payment	(27)	(3)	—	(30)
T15 restructuring payment	(1)	—	—	(1)
Balance as of December 31, 2014	$14	$3	$—	$17
__________

(a)	Includes expenses related to the disposition of vehicles.

	Americas	International	Total
Balance as of January 1, 2012	$1	$1	$2
Avis Europe restructuring expense	1	36	37
Truck Rental restructuring expense	1	—	1
Avis Europe restructuring payment	(1)	(25)	(26)
Truck Rental payment/utilization	(1)	—	(1)
Balance as of December 31, 2012	1	12	13
Avis Europe restructuring expense	7	33	40
Truck Rental restructuring expense	21	—	21
Avis Europe restructuring payment	(7)	(24)	(31)
Truck Rental payment/utilization	(21)	—	(21)
Balance as of December 31, 2013	1	21	22
Avis Europe restructuring expense	4	17	21
T15 restructuring expense	4	1	5
Avis Europe restructuring payment	(4)	(26)	(30)
T15 restructuring payment	(1)	—	(1)
Balance as of December 31, 2014	$4	$13	$17

5.	Acquisitions

2014

Budget Licensees

During 2014, the Company completed the acquisition of its Budget licensees for Edmonton, Canada; Southern California and Las Vegas, and reacquired the right to operate the Budget brand in Portugal, for approximately $263 million, plus $132 million for acquired fleet. These investments will enable the Company to expand its footprint of Company-operated locations. The acquired fleet was financed under the Company’s existing vehicle financing arrangements. The excess of the purchase price over preliminary fair value of net assets acquired was allocated to goodwill, which was assigned to the Company’s Americas reportable segment for Edmonton, Southern California and Las Vegas and to the Company’s International reportable segment for Portugal. Goodwill is expected to be deductible for tax purposes. The fair value of the assets acquired and liabilities assumed has not yet been finalized and is therefore subject to change. In connection with these acquisitions, approximately $58 million was recorded in identifiable intangible assets (consisting of $10 million related to customer relationships and $48 million related to the license agreements) and $192 million was recorded in goodwill. The customer relationships will be amortized over a weighted average useful life of approximately 12 years and the license agreements will be amortized over a weighted average useful life of approximately 3 years. In addition, the Company recorded a non-cash gain of approximately $20 million within transaction-related costs, net in connection with license rights reacquired by the Company.

2013

Brazilian Licensee

In August 2013, the Company acquired a 50% ownership stake in its Brazilian licensee for $53 million. Approximately $47 million of the total consideration was paid in 2013 and the remaining consideration of $6 million was paid in 2014. The Company’s investment significantly increased its presence in the Brazilian car rental market.

The Company’s investment in its Brazilian licensee was recorded as an equity investment within other non-current assets, and the Company’s share of the Brazilian licensee’s operating results is reported within operating expenses. In conjunction with the acquisition, the Company agreed to the payment of contingent consideration of up to $13 million based on the Brazilian licensee’s future financial performance. The fair value of the contingent consideration was estimated by utilizing a Monte Carlo simulation technique, based on a range of possible future results, and no value was attributed to the contingent consideration at the acquisition date or at December 31, 2014. The Company’s investment, which is recorded in its Americas reportable segment, totaled approximately $12 million at December 31, 2014, net of an impairment charge of $33 million ($33 million, net of tax). The impairment charge was recorded at the time of the investment based on a combination of observable and unobservable fair value inputs (Level 3), specifically a combination of the Income approach-discounted cash flow method and the Market approach-public company market multiple method.

Payless Car Rental

In July 2013, the Company completed the acquisition of Payless for $46 million, net of acquired cash. The acquisition provides the Company with a position in the deep-value segment of the car rental industry. The excess of the purchase price over preliminary fair value of net assets acquired was allocated to goodwill, which was assigned to the Company’s Americas reportable segment. The goodwill is not deductible for tax purposes. In connection with this acquisition, $23 million was recorded in identifiable intangible assets (consisting of $16 million related to trademarks and $7 million related to license agreements) and $27 million was recorded in goodwill. The trademark assets are indefinite-lived and the license agreements will be amortized over an estimated life of 15 years.

Zipcar

In March 2013, the Company completed the acquisition of the entire issued share capital of Zipcar, a leading car sharing company, for $473 million, net of acquired cash. The acquisition increased the Company’s growth potential and its ability to better serve a greater variety of customer transportation needs. The excess of the purchase price over fair value of net assets acquired was allocated to goodwill, which was assigned to the Company’s Americas reportable segment and is not deductible for tax purposes. In connection with this acquisition, $188 million was recorded in identifiable intangible assets (consisting of $112 million related to trademarks and $76 million related to customer relationships) and $269 million was recorded in goodwill. The trademark assets are indefinite-lived and the customer relationship intangibles will be amortized over an estimated life of 8 years.

2012

Apex Car Rentals
In October 2012, the Company completed the acquisition of the assets of Apex, a leading deep-value car rental company in New Zealand and Australia. In conjunction with the acquisition, the Company paid $63 million in cash (including the acquisition of fleet) and agreed to the payment of contingent consideration with an estimated acquisition date fair value of $9 million. In connection with this acquisition, $21 million was recorded in trademarks and $16 million was recorded in goodwill, which were allocated to the Company’s International reportable segment. The goodwill is not deductible for tax purposes. The contingent consideration consists of a maximum of $26 million in additional payments that are contingent on the future financial performance of Apex. The fair value of the contingent consideration at the acquisition date, and at December 31, 2014, was estimated by utilizing a Monte Carlo simulation technique, based on a range of possible future results (Level 3). Any changes in contingent consideration are recorded in transaction-related costs, net. During 2014, the Company recorded approximately $10 million in transaction-related costs, net to increase the fair value of contingent consideration. The amount recognized for contingent consideration was $22 million and $12 million at December 31, 2014 and 2013, respectively.

6.	Intangible Assets
Intangible assets consisted of:

	As of December 31, 2014			As of December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized Intangible Assets
License agreements (a)	$259	$59	$200	$272	$52	$220
Customer relationships (b)	167	50	117	166	35	131
Other (c)	8	3	5	2	1	1
	$434	$112	$322	$440	$88	$352

Unamortized Intangible Assets
Goodwill (d)	$842			$691
Trademarks	$564			$571
_________

(a)	Primarily amortized over a period ranging from 3 to 40 years with a weighted average life of 21 years.

(b)	Primarily amortized over a period ranging from 2 to 20 years with a weighted average life of 11 years.

(c)	Primarily amortized over a period ranging from 3 to 27 years with a weighted average life of 9 years.

(d)	The increase primarily relates to the acquisitions of Budget licensees, partially offset by a currency translation loss of $52 million.

Amortization expense relating to all intangible assets was as follows:

	Year Ended December 31,
	2014	2013	2012
Customer relationships	$18	$15	$8
License agreements	16	12	13
Other	2	—	—
Total	$36	$27	$21
Based on the Company’s amortizable intangible assets at December 31, 2014, the Company expects related amortization expense of approximately $45 million for 2015, $43 million for 2016, $38 million for 2017, $27 million for 2018 and $26 million for 2019, excluding effects of currency exchange rates.
The carrying amounts of goodwill and related changes are as follows:

	Americas	International	Total Company
Gross goodwill as of January 1, 2013	$1,608	$885	$2,493
Accumulated impairment losses as of January 1, 2013	(1,587)	(531)	(2,118)
Goodwill as of January 1, 2013	21	354	375
Acquisitions	296	4	300
Currency translation adjustments and other	—	16	16
Goodwill as of December 31, 2013	$317	$374	$691
Acquisitions	190	13	203
Currency translation adjustments and other	(28)	(24)	(52)
Goodwill as of December 31, 2014	$479	$363	$842

7.	Vehicle Rental Activities
The components of vehicles, net within assets under vehicle programs are as follows:

	As of December 31,
	2014	2013
Rental vehicles	$11,006	$10,234
Less: Accumulated depreciation	(1,465)	(1,411)
	9,541	8,823
Vehicles held for sale	674	759
Vehicles, net	$10,215	$9,582
The components of vehicle depreciation and lease charges, net are summarized below:

	Year Ended December 31,
	2014	2013	2012
Depreciation expense	$1,840	$1,678	$1,438
Lease charges	163	139	130
Gain on sale of vehicles, net	(7)	(6)	(97)
Vehicle depreciation and lease charges, net	$1,996	$1,811	$1,471

For the years ended December 31, 2014, 2013 and 2012, the Company had purchases of vehicles included in liabilities under vehicle programs - other of $222 million, $260 million and $284 million, respectively, and sales of vehicles included in assets under vehicle programs - receivables from vehicle manufacturers and other of $352 million, $378 million and $439 million, respectively.

8.	Income Taxes
The provision for (benefit from) income taxes consists of the following:

	Year Ended December 31,
	2014	2013	2012
Current
Federal	$(1)	$(4)	$(109)
State	4	12	(16)
Foreign	79	36	7
Current income tax provision (benefit)	82	44	(118)

Deferred
Federal	89	28	93
State	2	8	20
Foreign	(26)	1	15
Deferred income tax provision	65	37	128
Provision for income taxes	$147	$81	$10
Pretax income for domestic and foreign operations consists of the following:

	Year Ended December 31,
	2014	2013	2012
United States (a)	$248	$4	$233
Foreign	144	93	67
Pretax income	$392	$97	$300
__________

(a)	For the years ended December 31, 2014, 2013 and 2012, includes corporate debt extinguishment costs of $56 million, $147 million and $75 million, respectively.

Current and non-current deferred income tax assets and liabilities are comprised of the following:

	As of December 31,
	2014	2013
Current deferred income tax assets:
Accrued liabilities and deferred revenue	$188	$209
Provision for doubtful accounts	7	12
Acquisition and integration-related liabilities	6	10
Unrealized hedge loss	1	—
Convertible note hedge	—	1
Valuation allowance (a)	(22)	(28)
Current deferred income tax assets	180	204

Current deferred income tax liabilities:
Accrued liabilities and deferred revenue	—	5
Prepaid expenses	21	22
Current deferred income tax liabilities	21	27
Current deferred income tax assets, net	$159	$177

Non-current deferred income tax assets:
Net tax loss carryforwards	$1,483	$1,431
Accrued liabilities and deferred revenue	109	137
Depreciation and amortization	23	15
Tax credits	75	75
Acquisition and integration-related liabilities	2	16
Other	57	46
Valuation allowance (a)	(297)	(319)
Non-current deferred income tax assets	1,452	1,401

Non-current deferred income tax liabilities:
Depreciation and amortization	96	101
Other	4	1
Non-current deferred income tax liabilities	100	102
Non-current deferred income tax assets, net	$1,352	$1,299
__________

(a)
The valuation allowance of $319 million at December 31, 2014 relates to tax loss carryforwards, foreign tax credits and certain deferred tax assets of $249 million, $46 million and $24 million, respectively. The valuation allowance will be reduced when and if the Company determines it is more likely than not that the related deferred income tax assets will be realized. The valuation allowance of $347 million at December 31, 2013 relates to tax loss carryforwards, foreign tax credits and certain deferred tax assets of $279 million, $46 million and $22 million, respectively.

Deferred income tax assets and liabilities related to vehicle programs are comprised of the following:

	As of December 31,
	2014	2013
Deferred income tax assets:
Depreciation and amortization	$54	$51
	54	51
Deferred income tax liabilities:
Depreciation and amortization	2,321	2,228
	2,321	2,228
Deferred income tax liabilities under vehicle programs, net	$2,267	$2,177
At December 31, 2014, the Company had U.S. federal net operating loss carryforwards of approximately $3.5 billion, most of which expire in 2031. Such net operating loss carryforwards are primarily related to accelerated depreciation of the Company’s U.S. vehicles. Currently, the Company does not record valuation allowances on the majority of its U.S. federal tax loss carryforwards as there are adequate deferred tax liabilities that could be realized within the carryforward period. At December 31, 2014, the Company had foreign net operating loss carryforwards of approximately $459 million with an indefinite utilization period. No provision has been made for U.S. federal deferred income taxes on approximately $853 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2014, since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable.
The reconciliation between the U.S. federal income tax statutory rate and the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2014	2013	2012
U.S. federal statutory rate	35.0%	35.0%	35.0%
Adjustments to reconcile to the effective rate:
State and local income taxes, net of federal tax benefits	3.3	4.1	4.9
Changes in valuation allowances (a)	(3.0)	15.5	0.9
Taxes on foreign operations at rates different than statutory U.S. federal rates	1.4	5.9	—
Resolution of prior years’ examination issues	—	—	(42.5)
Non-deductible debt extinguishment costs	—	18.8	4.7
Non-deductible transaction-related costs	—	3.2	0.3
Other non-deductible expenses	0.9	2.3	0.6
Other	(0.1)	(1.3)	(0.6)
	37.5%	83.5%	3.3%
__________

(a)	For the year ended December 31, 2013, includes 13.1% related to our impairment expense.

The following is a tabular reconciliation of the gross amount of unrecognized tax benefits for the year:

	2014	2013	2012
Balance at January 1	$63	$54	$186
Additions for tax positions related to current year	5	4	4
Additions for tax positions for prior years	5	9	5
Reductions for tax positions for prior years	(8)	—	(140)
Settlements	(2)	—	(1)
Statute of limitations	—	(4)	—
Balance at December 31	$63	$63	$54
In 2012, the Company recorded a reduction in its unrecognized tax benefits primarily due to an effective settlement of $128 million for pre-2007 taxes. The Company does not anticipate that total unrecognized tax benefits will change significantly in 2015.
Substantially all of the gross amount of the unrecognized tax benefits at December 31, 2014, 2013 and 2012, if recognized, would affect the Company’s provision for, or benefit from, income taxes. As of December 31, 2014, the Company’s unrecognized tax benefits were offset by tax loss carryforwards in the amount of $18 million.
The following table presents unrecognized tax benefits:

	As of December 31,
	2014	2013
Unrecognized tax benefit in non-current income taxes payable (a)	$45	$44
Accrued interest payable on potential tax liabilities (b)	30	28
__________

(a)
Pursuant to the agreements governing the disposition of certain subsidiaries in 2006, the Company is entitled to indemnification for certain pre-disposition tax contingencies. As of December 31, 2014 and 2013, $16 million and $15 million, respectively, of unrecognized tax benefits are related to tax contingencies for which the Company believes it is entitled to indemnification.

(b)
The Company recognizes potential interest related to unrecognized tax benefits within interest expense related to corporate debt, net on the accompanying Consolidated Statements of Operations. Penalties incurred during the twelve months ended December 31, 2014, 2013 and 2012, were not significant and were recognized as a component of income taxes.

9.	Other Current Assets
Other current assets consisted of:

	As of December 31,
	2014	2013
Prepaid expenses	$192	$187
Sales and use taxes	125	132
Other	139	136
Other current assets	$456	$455

10.	Property and Equipment, net
Property and equipment, net consisted of:

	As of December 31,
	2014	2013
Land	$51	$56
Buildings and leasehold improvements	565	549
Capitalized software	485	494
Furniture, fixtures and equipment	392	374
Projects in process	82	64
Buses and support vehicles	78	74
	1,653	1,611
Less: Accumulated depreciation and amortization	(1,015)	(997)
Property and equipment, net	$638	$614
Depreciation and amortization expense relating to property and equipment during 2014, 2013 and 2012 was $144 million, $124 million and $104 million, respectively (including $46 million, $36 million and $30 million, respectively, of amortization expense relating to capitalized software).

11.	Accounts Payable and Other Current Liabilities
Accounts payable and other current liabilities consisted of:

	As of December 31,
	2014	2013
Accounts payable	$328	$344
Accrued payroll and related	229	210
Accrued sales and use taxes	194	193
Public liability and property damage insurance liabilities – current	121	136
Deferred revenue – current	89	87
Other	530	509
Accounts payable and other current liabilities	$1,491	$1,479

12.	Long-term Debt and Borrowing Arrangements
Long-term debt and other borrowing arrangements consisted of:

	Maturity Date	As of December 31,
		2014	2013
3½% Convertible Notes	October 2014	—	66
4⅞% Senior Notes	November 2017	300	300
Floating Rate Senior Notes	December 2017	248	247
8¼% Senior Notes	January 2019	—	691
Floating Rate Term Loan (a)	March 2019	980	989
9¾% Senior Notes	March 2020	223	223
6% Euro-denominated Senior Notes	March 2021	561	344
5⅛% Senior Notes	June 2022	400	—
5½% Senior Notes	April 2023	674	500
		3,386	3,360
Other		34	34
Total		3,420	3,394
Less: Short-term debt and current portion of long-term debt		28	89
Long-term debt		$3,392	$3,305
__________

(a)
The floating rate term loan is part of the Company’s senior credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of the Company’s intellectual property and certain other real and personal property.

Convertible Notes
3½% Convertible Senior Notes. The Company’s 3½% Convertible Senior Notes due October 2014 (the “Convertible Notes”) were issued in October 2009 at par value, for aggregate proceeds of $345 million. The Convertible Notes were senior unsecured obligations of the Company. Concurrently with the issuance of the Convertible Notes, the Company purchased a convertible note hedge and entered into a warrant transaction, which effectively increased the conversion price of the Convertible Notes, from the Company’s perspective, to $22.50 per share. The convertible note hedge was intended to reduce the net number of shares required to be issued upon conversion of the Convertible Notes.
The Company repurchased most of the Convertible Notes over time, including the repurchase of $62 million of Convertible Notes at a cost of $115 million in 2013. In conjunction with the repurchase of the Convertible Notes, the Company repurchased warrants and sold convertible note hedges corresponding to the repurchased Convertible Notes. In December 2013, the Company unwound the remaining outstanding convertible note hedge and warrants.
In October 2014, the remaining $66 million Convertible Notes converted into approximately 4.0 million shares of the Company’s common stock at the initial conversion rate of 61.5385 shares of common stock per $1,000 principal amount. See Note 15—Stockholders’ Equity for further details.
Term Loan
Floating Rate Term Loan due 2019. The Company issued $500 million and $200 million of Floating Rate Term Loan in March and October 2012, respectively, under the Company’s senior credit facility. The Company used the proceeds of the loan to repay approximately $420 million of term loan borrowings due 2014 and 2018 and $75 million of its senior notes due 2014.
During 2013, the Company amended its senior credit facility to issue, in aggregate, an additional $300 million of term loan due 2019. A portion of the proceeds was used to partially fund the acquisition of Zipcar. The term loan has a committed aggregate principal amount of $1 billion and bears interest at the greater of three-month LIBOR or 0.75% plus 225 basis points, for an aggregate rate of 3.00% at December 31, 2014; however, the Company has entered into an interest rate swap to hedge $600 million of its interest rate exposure related to the floating rate term loan at an aggregate rate of 3.96%.

Senior Notes
4⅞% Senior Notes due 2017. In November 2012, the Company issued its 4⅞% Senior Notes at par, for aggregate proceeds of $300 million with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part at any time on or after May 15, 2015, at specified prices, plus accrued interest through the redemption date.
Floating Rate Senior Notes due 2017. In November 2013, the Company issued its Floating Rate Senior Notes at 98.75% of their face value for aggregate proceeds of $247 million. The interest rate on these notes is equal to three-month LIBOR plus 275 basis points, for an aggregate rate of 2.98% at December 31, 2014; however, the Company has entered into an interest rate swap to hedge its interest rate exposure related to these notes at an aggregate rate of 3.58%.
8¼% Senior Notes due 2019. In April 2014, the Company redeemed $292 million of outstanding principal for $316 million plus accrued interest and in June 2014, the Company redeemed the remaining outstanding principal of $395 million for $421 million plus accrued interest.
9¾% Senior Notes due 2020. In October 2011, the Company issued 9¾% Senior Notes at par, for aggregate proceeds of $250 million with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part at any time on or after September 15, 2015, at specified prices, plus accrued interest through the redemption date. In April 2013, the Company purchased approximately $27 million of the aggregate principal amount.

6% Euro-denominated Senior Notes. In March 2013, the Company issued €250 million (approximately $325 million, at issuance) of 6% Euro-denominated Senior Notes due March 2021, at par, with interest payable semi-annually. The notes are unsecured obligations of the Company’s Avis Budget Finance plc subsidiary, are guaranteed on a senior basis by the Company and certain of its domestic subsidiaries and rank equally with all of the Company’s existing senior unsecured debt. The Company has the right to redeem these notes in whole or in part on or after April 1, 2016 at specified redemption prices plus accrued interest. The Company used the proceeds from the issuance to partially fund the acquisition of Zipcar.

In March 2014, the Company issued €200 million (approximately $275 million, at issuance) of additional 6% Euro-denominated Senior Notes due 2021. These notes were sold at 106.75% of their face value with interest payable semi-annually, for aggregate proceeds of approximately $295 million, with a yield to maturity of 4.85%. In April 2014, the Company used the proceeds to repurchase $292 million principal amount of its 8¼% Senior Notes.

5⅛% Senior Notes due 2022. In May 2014, the Company issued $400 million of 5⅛% Senior Notes due 2022 at par. In June 2014, the Company used the proceeds to repurchase the remaining $395 million principal amount of its 8¼% Senior Notes. The notes were issued at par, with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part at any time on or after June 1, 2017 at specified redemption prices plus accrued interest.

5½% Senior Notes due 2023. In April 2013, the Company completed an offering of $500 million of 5½% Senior Notes due April 2023. The notes were issued at par, with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part on or after April 1, 2018 at specified redemption prices plus accrued interest. The Company used the proceeds to retire higher-cost debt.

In November 2014, the Company issued $175 million of additional 5½% Senior Notes due 2023 at 99.625% of their face value, with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part on or after April 1, 2018 at specified redemption prices plus accrued interest. The Company used the proceeds from the issuance to partially fund the acquisition of its Budget licensee for Southern California and Las Vegas.
The Floating Rate Senior Notes, the 4⅞% Senior Notes, the 9¾% Senior Notes, the 5⅛% Senior Notes and the 5½% Senior Notes, in each case as described above, are senior unsecured obligations of the Company’s Avis Budget Car Rental, LLC (“ABCR”) subsidiary, are guaranteed by the Company and certain of its domestic subsidiaries and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness.

In connection with the debt amendments and repayments for the years ended December 31, 2014, 2013 and 2012 the Company recorded $56 million, $147 million and $75 million in early extinguishment of debt costs, respectively.
DEBT MATURITIES
The following table provides contractual maturities of the Company’s corporate debt at December 31, 2014:

Year	Amount
2015	$28
2016	17
2017	562
2018	12
2019	942
Thereafter	1,859
$3,420

COMMITTED CREDIT FACILITIES AND AVAILABLE FUNDING ARRANGEMENTS
At December 31, 2014, the committed corporate credit facilities available to the Company and/or its subsidiaries were as follows:

	Total Capacity	Outstanding Borrowings	Letters of Credit Issued	Available Capacity
Senior revolving credit facility maturing 2018 (a)	$1,800	$—	$783	$1,017
Other facilities (b)	12	1	—	11
__________

(a)
The senior revolving credit facility bears interest at one-month LIBOR plus 200 basis points and is part of the Company’s senior credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of the Company’s intellectual property and certain other real and personal property.

(b)	These facilities encompass bank overdraft lines of credit, bearing interest of 4.50% to 5.69% as of December 31, 2014.
During 2013, the Company extended the maturity of the senior revolving credit facility from 2016 to 2018, expanded its borrowing capacity under the facility, and reduced its borrowing spread under the facility by 75 basis points. During 2014, the Company amended its senior revolving credit facility to increase the amount of its borrowing capacity from $1.65 billion to $1.8 billion.
At December 31, 2014 and 2013, the Company had various uncommitted credit facilities available, which bear interest at rates of 0.39% to 2.50%, under which it had drawn approximately $9 million and $4 million, respectively.
DEBT COVENANTS
The agreements governing the Company’s indebtedness contain restrictive covenants, including restrictions on dividends paid to the Company by certain of its subsidiaries, the incurrence of additional indebtedness by the Company and certain of its subsidiaries, acquisitions, mergers, liquidations, and sale and leaseback transactions. The Company’s senior credit facility also contains a maximum leverage ratio requirement. As of December 31, 2014, the Company was in compliance with the financial covenants governing its indebtedness.

13.	Debt under Vehicle Programs and Borrowing Arrangements
Debt under vehicle programs, including related party debt due to Avis Budget Rental Car Funding (AESOP) LLC (“Avis Budget Rental Car Funding”), consisted of:

	As of December 31,
	2014	2013
Americas – Debt due to Avis Budget Rental Car Funding (a)	$6,340	$5,656
Americas – Debt borrowings (b)	746	633
International – Debt borrowings	685	724
International – Capital leases	314	289
Other	31	35
Total	$8,116	$7,337
__________

(a)	The increase reflects additional borrowings principally to fund an increase in the Company's fleet driven by increased volume and the acquisition of its Budget licensee for Southern California.

(b)	The increase includes additional borrowings to fund an increase in the Company’s fleet driven by the acquisition of its Budget licensee for Edmonton.

Americas

Debt due to Avis Budget Rental Car Funding. Avis Budget Rental Car Funding, an unconsolidated bankruptcy remote qualifying special purpose limited liability company, issues privately placed notes to investors as well as to banks and bank-sponsored conduit entities. Avis Budget Rental Car Funding uses the proceeds from its note issuances to make loans to a wholly-owned subsidiary of the Company, AESOP Leasing LP (“AESOP Leasing”), on a continuing basis. AESOP Leasing is required to use the proceeds of such loans to acquire or finance the acquisition of vehicles used in the Company’s rental car operations. By issuing debt through the Avis Budget Rental Car Funding program, the Company pays a lower rate of interest than if it had issued debt directly to third parties. Avis Budget Rental Car Funding is not consolidated, as the Company is not the “primary beneficiary” of Avis Budget Rental Car Funding. The Company determined that it is not the primary beneficiary because the Company does not have the obligation to absorb the potential losses or receive the benefits of Avis Budget Rental Car Funding’s activities since the Company’s only significant source of variability in the earnings, losses or cash flows of Avis Budget Rental Car Funding is exposure to its own creditworthiness, due to its loan from Avis Budget Rental Car Funding. Because Avis Budget Rental Car Funding is not consolidated, AESOP Leasing’s loan obligations to Avis Budget Rental Car Funding are reflected as related party debt on the Company’s Consolidated Balance Sheets. The Company also has an asset within Assets under vehicle programs on its Consolidated Balance Sheets which represents securities issued to the Company by Avis Budget Rental Car Funding. AESOP Leasing is consolidated, as the Company is the “primary beneficiary” of AESOP Leasing; as a result, the vehicles purchased by AESOP Leasing remain on the Company’s Consolidated Balance Sheets. The Company determined it is the primary beneficiary of AESOP Leasing, as it has the ability to direct its activities, an obligation to absorb a majority of its expected losses and the right to receive the benefits of AESOP Leasing’s activities. AESOP Leasing’s vehicles and related assets, which as of December 31, 2014, approximate $8.0 billion and many of which are subject to manufacturer repurchase and guaranteed depreciation agreements, collateralize the debt issued by Avis Budget Rental Car Funding. The assets and liabilities of AESOP Leasing are presented on the Company’s Consolidated Balance Sheets within Assets under vehicle programs and Liabilities under vehicle programs, respectively. The assets of AESOP Leasing, included within assets under vehicle programs (excluding the investment in Avis Budget Rental Car Funding (AESOP) LLC—related party) are restricted. Such assets may be used only to repay the respective AESOP Leasing liabilities, included within Liabilities under vehicle programs, and to purchase new vehicles, although if certain collateral coverage requirements are met, AESOP Leasing may pay dividends from excess cash. The creditors of AESOP Leasing and Avis Budget Rental Car Funding have no recourse to the general credit of the Company. The Company periodically provides Avis Budget Rental Car Funding with non-contractually required support, in the form of equity and loans, to serve as additional collateral for the debt issued by Avis Budget Rental Car Funding.
The business activities of Avis Budget Rental Car Funding are limited primarily to issuing indebtedness and using the proceeds thereof to make loans to AESOP Leasing for the purpose of acquiring or financing the acquisition of vehicles to be leased to the Company’s rental car subsidiaries and pledging its assets to secure the indebtedness. Because Avis Budget Rental Car Funding is not consolidated by the Company, its results of operations and cash flows are not reflected within the Company’s financial statements.
During February 2014, Avis Budget Rental Car Funding issued approximately $675 million in five year-asset backed notes. During July 2014, Avis Budget Rental Car Funding issued approximately $500 million in asset-backed notes with an expected final payment date of February 2020. The Company used the proceeds from these borrowings to fund the repayment of maturing vehicle-backed debt and the acquisition of rental cars in the United States. Borrowings under the Avis Budget Rental Car Funding program primarily represent fixed rate notes and had a weighted average interest rate of 3% as of December 31, 2014 and 2013.
Debt borrowings. The Company finances the acquisition of vehicles used in its Canadian rental operations through a consolidated, bankruptcy remote special-purpose entity, which issues privately placed notes to investors and bank-sponsored conduits. The Company finances the acquisition of fleet for its truck rental operations in the United States through a combination of debt facilities and capital leases. These debt borrowings represent a mix of fixed and floating rate debt and had a weighted average interest rate of 3% and 4% as of December 31, 2014 and 2013, respectively.

International
Debt borrowings. In March 2013, the Company entered into a three-year, €500 million (approximately $687 million) European rental fleet securitization program, which matures in 2016 and is used to finance fleet purchases for certain of the Company’s European operations. During 2014, the Company increased its capacity under this program by €290 million (approximately $370 million). The Company finances the acquisition of vehicles used in its International rental car operations through this European and other consolidated, bankruptcy remote special-purpose entities, which issue privately placed notes to banks and bank-sponsored conduits. The International borrowings primarily represent floating rate notes and had a weighted average interest rate of 3% and 4% as of December 31, 2014 and 2013, respectively.
Capital leases. The Company obtained a portion of its International vehicles under capital lease arrangements. For the year ended December 31, 2014 and 2013, the weighted average interest rate on these borrowings was 2%. All capital leases are on a fixed repayment basis and interest rates are fixed at the contract date.
DEBT MATURITIES
The following table provides the contractual maturities of the Company’s debt under vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2014:

Debt Under Vehicle Programs
2015 (a)	$1,345
2016	2,328
2017	1,004
2018	1,629
2019	1,392
Thereafter	418
$8,116
__________

(a)	Vehicle-backed debt maturing within one year primarily represents term asset-backed securities.

COMMITTED CREDIT FACILITIES AND AVAILABLE FUNDING ARRANGEMENTS
The following table presents available funding under the Company’s debt arrangements related to its vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2014:

	Total Capacity (a)	Outstanding Borrowings	Available Capacity
Americas – Debt due to Avis Budget Rental Car Funding (b)	$9,130	$6,340	$2,790
Americas – Debt borrowings (c)	1,072	746	326
International – Debt borrowings (d)	1,763	685	1,078
International – Capital leases (e)	472	314	158
Other	31	31	—
Total	$12,468	$8,116	$4,352
__________

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

(b)	The outstanding debt is collateralized by approximately $8.0 billion of underlying vehicles and related assets.

(c)	The outstanding debt is collateralized by approximately $1.0 billion of underlying vehicles and related assets.

(d)	The outstanding debt is collateralized by approximately $1.2 billion of underlying vehicles and related assets.

(e)	The outstanding debt is collateralized by $298 million of underlying vehicles and related assets.

DEBT COVENANTS
The agreements under the Company’s vehicle-backed funding programs contain restrictive covenants, including restrictions on dividends paid to the Company by certain of its subsidiaries and restrictions on indebtedness, mergers, liens, liquidations and sale and leaseback transactions, and in some cases also require compliance with certain financial requirements. As of December 31, 2014, the Company is not aware of any instances of non-compliance with any of the financial or restrictive covenants contained in the debt agreements under its vehicle-backed funding programs.

14.	Commitments and Contingencies
Lease Commitments
The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Many of the Company’s operating leases for facilities contain renewal options. These renewal options vary, but the majority include clauses for various term lengths and prevailing market rate rents.
Future minimum lease payments required under noncancelable operating leases, including minimum concession fees charged by airport authorities, which in many locations are recoverable from vehicle rental customers, as of December 31, 2014, are as follows:

Amount
2015	$469
2016	350
2017	266
2018	203
2019	144
Thereafter	628
$2,060
The future minimum lease payments in the above table have been reduced by minimum future sublease rental inflows in the aggregate of $4 million for all periods shown in the table.

The Company maintains concession agreements with various airport authorities that allow the Company to conduct its car rental operations on site. In general, concession fees for airport locations are based on a percentage of total commissionable revenue (as defined by each airport authority), subject to minimum annual guaranteed amounts. These concession fees, which are included in the Company’s total rent expense, were as follows for the years ended December 31:

	2014	2013	2012
Rent expense (including minimum concession fees)	$639	$622	$600
Contingent concession expense	193	173	155
	832	795	755
Less: sublease rental income	(6)	(5)	(5)
Total	$826	$790	$750
Commitments under capital leases, other than those within the Company’s vehicle rental programs, for which the future minimum lease payments have been reflected in Note 13—Debt Under Vehicle Programs and Borrowing Arrangements, are not significant.
The Company leases a portion of its vehicles under operating leases, which extend through 2018. As of December 31, 2014, the Company has guaranteed up to $100 million of residual values for these vehicles at the end of their respective lease terms. The Company believes that, based on current market conditions, the net proceeds from the sale of these vehicles at the end of their lease terms will equal or exceed their net book values and therefore has not recorded a liability related to guaranteed residual values.
Contingencies

The Company is involved in claims, legal proceedings and governmental inquiries related, among other things, to its vehicle rental operations, including contract and licensee disputes, wage-and-hour claims, competition matters, employment matters, insurance claims, intellectual property claims and other regulatory, environmental, commercial and tax matters. Litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur. The potential exposure resulting from adverse outcomes of such legal proceedings in which it is reasonably possible that a loss may be incurred could, in the aggregate, range up to approximately $20 million in excess of amounts accrued as of December 31, 2014. However, the Company does not believe that the impact of such litigation should result in a material liability to the Company in relation to its consolidated financial condition or results of operations.
Additionally, in 2006, the Company completed the spin-offs of its Realogy and Wyndham subsidiaries. In connection with the spin-offs, Realogy assumed 62.5% and Wyndham assumed 37.5% of certain contingent and other corporate liabilities of the Company that are not primarily related to any of the respective businesses of Realogy, Wyndham, our former Travelport subsidiary and/or the Company’s vehicle rental operations, and in each case incurred or allegedly incurred on or prior to each subsidiary’s disposition (“Assumed Liabilities”). If Realogy or Wyndham were to default on its payment of costs or expenses to the Company related to any Assumed Liabilities, the Company would be responsible for 50% of the defaulting party’s obligation. The Company does not believe that the impact of any resolution of contingent liabilities constituting Assumed Liabilities should result in a material liability to the Company in relation to its consolidated financial position or liquidity, as Realogy and Wyndham each have agreed to assume responsibility for these liabilities. The Company is also named in various litigation that is primarily related to the businesses of its former subsidiaries, including Realogy, Wyndham and their current or former subsidiaries. The Company is entitled to indemnification from such entities for any liability resulting from such litigation.
Commitments to Purchase Vehicles
The Company maintains agreements with vehicle manufacturers under which the Company has agreed to purchase approximately $6.7 billion of vehicles from manufacturers over the next 12 months. The majority of these commitments are subject to the vehicle manufacturers satisfying their obligations under their respective repurchase and guaranteed depreciation agreements. The purchase of such vehicles is financed primarily through the issuance of vehicle-backed debt and cash received upon the disposition of vehicles.

Other Purchase Commitments
In the normal course of business, the Company makes various commitments to purchase other goods or services from specific suppliers, including those related to marketing, advertising, computer services and capital expenditures. As of December 31, 2014, the Company had approximately $112 million of purchase obligations, which extend through 2018.
Concentrations
Concentrations of credit risk at December 31, 2014, include (i) risks related to the Company’s repurchase and guaranteed depreciation agreements with domestic and foreign car manufacturers, including Ford, General Motors, Chrysler, Peugeot, Volkswagen, Kia, Fiat, Toyota, Mercedes, Volvo and BMW, and primarily with respect to receivables for program cars that have been disposed but for which the Company has not yet received payment from the manufacturers and (ii) risks related to Realogy and Wyndham, including receivables of $60 million and $36 million, respectively, related to certain contingent, income tax and other corporate liabilities assumed by Realogy and Wyndham in connection with their disposition.
Asset Retirement Obligations
The Company maintains a liability for asset retirement obligations. An asset retirement obligation is a legal obligation to perform certain activities in connection with the retirement, disposal or abandonment of assets. The Company’s asset retirement obligations, which are measured at discounted fair values, are primarily related to the removal of underground gasoline storage tanks at its rental facilities. Liabilities accrued for asset retirement obligations were $25 million at December 31, 2014 and 2013.
Standard Guarantees/Indemnifications
In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company agrees to indemnify another party, among other things, for performance under contracts and any breaches of representations and warranties thereunder. In addition, many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) access to credit facilities and use of derivatives and (v) issuances of debt or equity securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) licensees under licensing agreements, (iv) financial institutions in credit facility arrangements and derivative contracts and (v) underwriters and placement agents in debt or equity security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many may survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications provided to landlords against third-party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates its potential exposure.
Other Guarantees
The Company has provided certain guarantees to, or for the benefit of, subsidiaries of Realogy, Wyndham and Travelport, which, as previously discussed, were sold or spun-off in 2006. These guarantees relate primarily to various real estate operating leases. The maximum potential amount of future payments that the Company may be required to make under the guarantees relating to these leases is estimated to be approximately $33 million, the majority of which expire by the end of 2016. At December 31, 2014, the liability recorded by the Company in connection with these guarantees was approximately $1 million. To the extent that the Company would be required to perform under any of these guarantees, the Company is entitled to indemnification by Realogy and Wyndham, as applicable. The Company monitors the credit ratings and other relevant information for Realogy and Wyndham, in order to assess the status of the payment/performance risk of these guarantees.

15.	Stockholders’ Equity
Cash Dividend Payments
During 2014, 2013 and 2012, the Company did not declare or pay any cash dividends. The Company’s ability to pay dividends to holders of its common stock is limited by the Company’s senior credit facility, the indentures governing its senior notes and its vehicle financing programs.
Share Repurchases
The Company obtained Board approval to repurchase up to $635 million of its common stock under a plan originally approved in August 2013 and subsequently expanded in April and October 2014. During 2014, the Company repurchased approximately 5.7 million shares of common stock at a cost of approximately $300 million under the program. During 2013, the Company repurchased approximately 1.6 million shares of common stock at a cost of approximately $50 million under the program. The Company did not repurchase any of its common stock during 2012.
Convertible Note Hedge and Warrants
In 2009, the Company purchased a convertible note hedge for approximately $95 million, to potentially reduce the net number of shares required to be issued upon conversion of the Company’s 3½% Convertible Notes. Concurrently, the Company issued warrants for approximately $62 million to offset the cost of the convertible note hedge.
The convertible note hedge and warrants, which were to be net-share settled, initially covered the purchase and issuance, respectively, of approximately 21.2 million shares of common stock, subject to customary anti-dilution provisions. The initial strike price per share of the convertible note hedge and warrants was $16.25 and $22.50, respectively. The convertible note hedge was exercisable before expiration only to the extent that corresponding amounts of the 3½% Convertible Notes were exercised. The convertible note hedge and warrant transactions were accounted for as capital transactions and included as a component of stockholders’ equity.
In October 2014, the $66 million of outstanding Convertible Notes converted into approximately 4.0 million shares of the Company’s common stock at the initial conversion rate of 61.5385 shares of common stock per $1,000 principal amount.
During 2013, along with the Company’s repurchase of a portion of its 3½% Convertible Notes, the Company repurchased warrants for the purchase of the Company’s common stock for $37 million and sold an equal portion of its convertible note hedge for $50 million, reducing the number of shares related to each of the hedge and warrant by approximately 13 million. In addition, the Company unwound the remaining outstanding convertible note hedge and warrants; and repurchased warrants for the purchase of the Company’s common stock for $41 million, and settled its convertible note hedge for proceeds of $54 million and 179,000 shares of the Company’s common stock valued at $7 million.

Accumulated Other Comprehensive Income (Loss)
The components of accumulated other comprehensive income (loss) are as follows:

	Currency Translation Adjustments	Net Unrealized Gains (Losses) on Cash Flow Hedges (a)	Net Unrealized Gains (Losses) on Available-For-Sale Securities	Minimum Pension Liability Adjustment (b)	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2012	$159	$(13)	$2	$(70)	$78
Other comprehensive income (loss) before reclassifications	34	(1)	2	(23)	12
Amounts reclassified from accumulated other comprehensive income (loss)	—	14	(2)	8	20
Net current-period other comprehensive income (loss)	34	13	—	(15)	32
Balance, December 31, 2012	193	—	2	(85)	110
Other comprehensive income (loss) before reclassifications	(27)	1	—	24	(2)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—	9	9
Net current-period other comprehensive income (loss)	(27)	1	—	33	7
Balance, December 31, 2013	166	1	2	(52)	117
Other comprehensive income (loss) before reclassifications	(115)	(7)	—	(24)	(146)
Amounts reclassified from accumulated other comprehensive income (loss)	—	5	—	2	7
Net current-period other comprehensive income (loss)	(115)	(2)	—	(22)	(139)
Balance, December 31, 2014	$51	$(1)	$2	$(74)	$(22)
 __________
All components of accumulated other comprehensive income (loss) are net of tax, except currency translation adjustments, which exclude income taxes related to indefinite investments in foreign subsidiaries and include a $35 million gain, net of tax, related to the Company’s hedge of its net investment in Euro-denominated foreign operations (See Note 18—Financial Instruments).

(a)	For the year ended December 31, 2014, amounts reclassified from accumulated other comprehensive income (loss) into interest expense were $8 million ($5 million, net of tax).

(b)
For the year ended December 31, 2014 and 2013, amounts reclassified from accumulated other comprehensive income (loss) into selling, general and administrative expenses and operating expenses were $3 million ($2 million, net of tax) and $15 million ($9 million, net of tax), respectively.

16.	Stock-Based Compensation

The Company’s Amended and Restated Equity and Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and other stock- or cash-based awards to employees, directors and other individuals who perform services for the Company and its subsidiaries. The maximum number of shares reserved for grant of awards under the plan is 18.5 million, with approximately 5.4 million shares available as of December 31, 2014. The Company typically settles stock-based awards with treasury shares.
Time-based awards generally vest ratably over a three-year period following the date of grant, and performance- or market-based awards generally vest three years following the date of grant based on the attainment of performance- or market-based goals, all of which are subject to a service condition.
Cash Unit Awards
The fair value of time-based restricted cash units is based on the Company’s stock price on the grant date. Market-vesting restricted cash units generally vest depending on the level of relative total shareholder return achieved by the Company during the period prior to scheduled vesting. Settlement of restricted cash units is based on the Company’s average closing stock price over a specified number of trading days and the value of these awards varies based on changes in the Company’s stock price.

Stock Unit Awards
Stock unit awards entitle the holder to receive shares of common stock upon vesting on a one-to-one basis. Performance-based RSUs principally vest based upon the level of performance attained, but vesting can increase by up to 20% if certain relative total shareholder return goals are achieved. Market-based RSUs generally vest based on the level of total shareholder return or absolute stock price attainment.
The grant date fair value of the performance-based RSUs incorporates the total shareholder return metric, which is estimated using a Monte Carlo simulation model to estimate the Company’s ranking relative to an applicable stock index. The weighted average assumptions used in the Monte Carlo simulation model to calculate the fair value of the Company’s stock unit awards are outlined in the table below.

	2014	2013	2012
Expected volatility of stock price	40%	43%	50%
Risk-free interest rate	0.83%	0.39%	0.30% - 0.42%
Valuation period	3 years	3 years	2½ - 3 years
Dividend yield	0%	0%	0%

Annual activity related to stock units and cash units, consisted of (in thousands of shares):

	Time-Based RSUs		Performance-Based and Market Based RSUs		Cash Unit Awards
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2014	1,308	$17.92	2,043	$13.79	267	$14.90
Granted (a)	381	42.05	326	42.03	—	—
Vested (b)	(606)	16.71	(438)	10.91	—	—
Forfeited/expired	(85)	24.83	(47)	21.36	—	—
Outstanding at December 31, 2014 (c)	998	$27.26	1,884	$19.17	267	$14.90
__________

(a)
Reflects the maximum number of stock units assuming achievement of all performance-, market- and time-vesting criteria and does not include those for non-employee directors, which are discussed separately below. The weighted-average fair value of time-based RSUs, performance-based and market-based RSUs, and cash units granted in 2013 was $21.77, $20.04 and $18.04, respectively, and the weighted-average fair value of time-based RSUs, performance-based and market-based RSUs, and cash units granted in 2012 was $14.39, $12.66 and $12.65, respectively.

(b)	The total fair value of RSUs vested during 2014, 2013 and 2012 was $15 million, $13 million and $16 million, respectively.

(c)
The Company’s outstanding time-based RSUs, performance-based and market-based RSUs, and cash units had aggregate intrinsic value of $66 million, $125 million and $18 million, respectively. Aggregate unrecognized compensation expense related to time-based RSUs and performance-based and market-based RSUs amounted to $28 million and will be recognized over a weighted average vesting period of 0.6 years. The Company assumes that substantially all outstanding awards will vest over time.

Stock Options

The annual stock option activity consisted of (in thousands of shares):

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2014	979	$2.82	$37	5.2
Granted (a)	—	—	—
Exercised (b)	(131)	2.16	6
Forfeited/expired	—	—	—
Outstanding at December 31, 2014 (c)	848	2.92	54	4.3
Exercisable at December 31, 2014	816	$2.59	$52	4.2
__________

(a)	No stock options were granted during 2013 or 2012.

(b)
Stock options exercised during 2013 and 2012 had intrinsic values of $23 million and $11 million, respectively, and the cash received from the exercise of options was insignificant in 2014, $3 million in 2013 and insignificant in 2012.

(c)	The Company assumes that substantially all outstanding stock options will vest over time.
Non-employee Directors Deferred Compensation Plan
The Company grants stock awards on a quarterly basis to non-employee directors representing between 50% and 100% of a director’s annual compensation and such awards can be deferred under the Non-employee Directors Deferred Compensation Plan. During 2014, 2013 and 2012, the Company granted 20,000, 33,000 and 53,000 awards, respectively, to non-employee directors.
Employee Stock Purchase Plan
The Company is authorized to sell shares of its common stock to eligible employees at 95% of fair market value. This plan has been deemed to be non-compensatory and therefore, no compensation expense has been recognized.
Stock-Compensation Expense
During 2014, 2013 and 2012, the Company recorded stock-based compensation expense of $34 million ($21 million, net of tax), $24 million ($14 million, net of tax) and $16 million ($10 million, net of tax), respectively. In jurisdictions with net operating loss carryforwards, exercises and/or vestings of stock-based awards have generated $56 million of total tax deductions at December 31, 2014. Approximately $22 million of tax benefits will be recorded in additional paid-in capital when these tax deductions are realized in these jurisdictions.

17.	Employee Benefit Plans
Defined Contribution Savings Plans
The Company sponsors several defined contribution savings plans in the United States and certain foreign subsidiaries that provide certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches portions of the contributions of participating employees on the basis specified by the plans. The Company’s contributions to these plans were $34 million, $39 million and $34 million during 2014, 2013 and 2012, respectively.

Defined Benefit Pension Plans
The Company sponsors non-contributory defined benefit pension plans in the United States covering certain eligible employees and sponsors contributory and non-contributory defined benefit pension plans in certain foreign subsidiaries with some plans offering participation in the plans at the employees’ option. The most material of the non-U.S. defined benefit pension plans is operated in the United Kingdom. Under these plans, benefits are based on an employee’s years of credited service and a percentage of final average compensation. However, the majority of such plans are closed to new employees and are no longer accruing benefits. There is an unfunded defined benefit pension plan for employees in Germany, which is closed to new employees, and a statutorily determined unfunded defined benefit termination plan for employees in Italy.
The funded status of the defined benefit pension plans is recognized on the Consolidated Balance Sheets and the gains or losses and prior service costs or credits that arise during the period, but are not recognized as components of net periodic benefit cost, are recognized as a component of accumulated other comprehensive income (loss), net of tax.
The components of net periodic benefit cost consisted of the following:

	Year Ended December 31,
	2014	2013	2012
Service cost	$5	$5	$5
Interest cost	29	26	27
Expected return on plan assets	(32)	(28)	(25)
Amortization of unrecognized amounts	3	15	14
Net periodic benefit cost	$5	$18	$21

The estimated amount that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2015 is $6 million, which consists of $5 million for net actuarial loss and $1 million for prior service cost.
The Company uses a measurement date of December 31 for its pension plans. The funded status of the pension plans were as follows:

	As of December 31,
Change in Benefit Obligation	2014	2013
Benefit obligation at end of prior year	$670	$670
Service cost	5	5
Interest cost	29	26
Plan amendments	(1)	1
Actuarial (gain) loss	72	(19)
Currency translation adjustment	(34)	8
Net benefits paid	(25)	(21)
Benefit obligation at end of current year	$716	$670

Change in Plan Assets
Fair value of assets at end of prior year	$517	$465
Actual return on plan assets	56	52
Employer contributions	26	17
Currency translation adjustment	(21)	4
Net benefits paid	(25)	(21)
Fair value of assets at end of current year	$553	$517

	As of December 31,
Funded Status	2014	2013
Classification of net balance sheet assets (liabilities)
Non-current assets	$15	$—
Current liabilities	(1)	—
Non-current liabilities	(177)	(153)
Net funded status	$(163)	$(153)
The following assumptions were used to determine pension obligations and pension costs for the principal plans in which the Company’s employees participated:

	For the Year Ended December 31,
	2014	2013	2012
U.S. Pension Benefit Plans
Discount rate:
Net periodic benefit cost	4.75%	3.75%	4.00%
Benefit obligation	4.00%	4.75%	4.00%
Long-term rate of return on plan assets	7.50%	7.50%	7.50%

Non-U.S. Pension Benefit Plans
Discount rate:
Net periodic benefit cost	4.50%	4.50%	4.75%
Benefit obligation	3.30%	4.50%	4.50%
Long-term rate of return on plan assets	5.30%	5.25%	5.35%
To select a discount rate for its defined benefit pension plans, the Company uses a modeling process that involves matching the expected cash outflows of such plan, to a yield curve constructed from a portfolio of AA-rated fixed-income debt instruments. The Company uses the average yield of this hypothetical portfolio as a discount rate benchmark.
The Company’s expected rate of return on plan assets of 7.50% and 5.30% for U.S. plans and non-U.S. plans, respectively, used to determine pension obligations and pension costs, is a long-term rate based on historic plan asset returns in individual jurisdictions, over varying long-term periods combined with current market conditions and broad asset mix considerations.
As of December 31, 2014, plans with benefit obligations in excess of plan assets had aggregate benefit obligations of $421 million and plan assets of $243 million. Substantially all of the Company’s defined benefit pension plans had a projected benefit obligation in excess of the fair value of plan assets as of December 31, 2013. The Company expects to contribute approximately $1 million to the U.S. plans and $11 million to the non-U.S. plans in 2015.
The Company’s defined benefit pension plans’ assets are invested primarily in mutual funds and may change in value due to various risks, such as interest rate and credit risk and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of the pension plans’ investment securities will occur in the near term and that such changes would materially affect the amounts reported in the Company’s financial statements.
The U.S. defined benefit pension plans’ investment goals and objectives are managed by the Company with consultation from independent investment advisors. The Company seeks to produce returns on pension plan investments, which are based on levels of liquidity and investment risk that the Company believes are prudent and reasonable, given prevailing capital market conditions. The pension plans’ assets are managed in the long-term interests of the participants and the beneficiaries of the plans. The Company’s overall investment strategy has been to achieve a mix of approximately 65% of investments for long-term growth and 35% for near-term benefit payments with a wide diversification of asset types and fund strategies. The Company believes that diversification of the pension plans’ assets is an important investment strategy to provide reasonable assurance that no single security or class of securities will have a disproportionate impact on the pension plans. As such, the Company allocates assets among traditional equity, fixed income (U.S. and non-U.S. government issued securities, corporate bonds and short-term cash investments) and other investment strategies.

The equity component’s purpose is to provide a total return that will help preserve the purchasing power of the assets. The pension plans hold various mutual funds that invest in equity securities and are diversified among funds that invest in large cap, small cap, growth, value and international stocks as well as funds that are intended to “track” an index, such as the S&P 500. The equity investments in the portfolios will represent a greater assumption of market volatility and risk as well as provide higher anticipated total return over the long term. The equity component is expected to approximate 45%-65% of the U.S. pension plans’ assets.
The purpose of the fixed income component is to provide a deflation hedge, to reduce the overall volatility of the pension plans assets in relation to the liability and to produce current income. The pension plans hold mutual funds that invest in securities issued by governments, government agencies and corporations. The fixed income component is expected to approximate 30%-40% of the U.S. pension plans’ assets.
The management of the Company’s non-U.S. defined benefit pension plans’ investment goals and objectives vary slightly by country, but are managed with consultation and advice from independent investment advisors. The investment policy is set with the primary objective to provide appropriate security for all beneficiaries; to achieve long-term growth in the assets sufficient to provide for benefits from the plan; and to achieve an appropriate balance between risk and return with regards to the cost of the plan and the security of the benefits. A suitable strategic asset allocation benchmark is determined for the plans to maintain diversified portfolios, taking into account government requirements, if any, regarding unnecessary investment risk and protection of pension plans’ assets. The defined benefit pension plans’ assets are primarily invested in equities, bonds, absolute return funds and cash.
The Company used significant observable inputs (Level 2 inputs) to determine the fair value of the defined benefit pension plans’ assets. See Note 2—Summary of Significant Accounting Policies for the Company’s methodology used to measure fair value. The following table presents the defined benefit pension plans’ assets measured at fair value, as of December 31:

Asset Class	2014	2013
Cash equivalents	$2	$10
Short term investments	4	5
U.S. stock	113	104
Non-U.S. stock	163	166
Real estate investment trusts	—	9
Non-U.S. government securities	85	80
U.S. government securities	6	3
Corporate bonds	167	137
Other assets	13	3
Total assets	$553	$517
The Company estimates that future benefit payments from plan assets will be $23 million, $25 million, $25 million, $26 million, $29 million and $158 million for 2015, 2016, 2017, 2018, 2019 and 2020 to 2024, respectively.
Multiemployer Plans
The Company contributes to a number of multiemployer plans under the terms of collective-bargaining agreements that cover a portion of its employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects: (i) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; (ii) if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; (iii) if the Company elects to stop participating in a multiemployer plan it may be required to contribute to such plan an amount based on the under-funded status of the plan; and (iv) the Company has no involvement in the management of the multiemployer plans’ investments. For the years ended December 31, 2014, 2013 and 2012, the Company contributed a total of $9 million, $8 million and $9 million, respectively, to multiemployer plans.

18.	Financial Instruments
Risk Management
Currency Risk. The Company uses currency exchange contracts to manage its exposure to changes in currency exchange rates associated with its non-U.S.-dollar denominated receivables and forecasted royalties and forecasted earnings of non-U.S. subsidiaries. The Company primarily hedges a portion of its current-year currency exposure to the Australian, Canadian and New Zealand dollars, the Euro, the British pound sterling and certain other currencies. The majority of forward contracts do not qualify for hedge accounting treatment. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk they economically hedge. Forward contracts used to hedge forecasted third-party receipts and disbursements up to 12 months are designated and do qualify as cash flow hedges.
The Company has designated its 6% Euro-denominated notes as a hedge of its net investment in Euro-denominated foreign operations. For the years ended December 31, 2014 and 2013, the Company has recorded a $46 million gain, net of tax, and a $11 million loss, net of tax, respectively, in accumulated other comprehensive income (loss).
The amount of gains or losses reclassified from other comprehensive income (loss) to earnings resulting from ineffectiveness or from excluding a component of the hedges’ gain or loss from the effectiveness calculation for cash flow and net investment hedges during 2014, 2013 and 2012 was not material, nor is the amount of gains or losses the Company expects to reclassify from accumulated other comprehensive income (loss) to earnings over the next 12 months.
Interest Rate Risk. The Company uses various hedging strategies including interest rate swaps and interest rate caps to create an appropriate mix of fixed and floating rate assets and liabilities. The after-tax amount of gains or losses reclassified from accumulated other comprehensive income (loss) to earnings resulting from ineffectiveness for 2014, 2013 and 2012 was not material to the Company’s results of operations. The Company expects $8 million of losses currently deferred in accumulated other comprehensive income (loss) to be recognized in earnings during 2015.
Commodity Risk. The Company periodically enters into derivative commodity contracts to manage its exposure to changes in the price of gasoline. These instruments were designated as freestanding derivatives and the changes in fair value are recorded in the Company’s consolidated results of operations.
Credit Risk and Exposure. The Company is exposed to counterparty credit risks in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in certain instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amount for which it is at risk with each counterparty, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.
There were no significant concentrations of credit risk with any individual counterparties or groups of counterparties at December 31, 2014 or 2013, other than (i) risks related to the Company’s repurchase and guaranteed depreciation agreements with domestic and foreign car manufacturers, including Ford, General Motors, Chrysler, Peugeot, Volkswagen, Kia, Fiat, Toyota, Mercedes, Volvo, and BMW, and primarily with respect to receivables for program cars that were disposed but for which the Company has not yet received payment from the manufacturers (see Note 2—Summary of Significant Accounting Policies), (ii) receivables from Realogy and Wyndham related to certain contingent, income tax and other corporate liabilities assumed by Realogy and Wyndham in connection with their disposition and (iii) risks related to leases which have been assumed by Realogy, Wyndham or Travelport but of which the Company is a guarantor. Concentrations of credit risk associated with trade receivables are considered minimal due to the Company’s diverse customer base. The Company does not normally require collateral or other security to support credit sales.

Fair Value
Derivative instruments and hedging activities
As described above, derivative assets and liabilities consist principally of currency exchange contracts, interest rate swaps, interest rate contracts and commodity contracts.
The Company held derivative instruments with absolute notional values as follows:

	As of December 31,
	2014	2013
Interest rate caps (a)	$8,333	$8,924
Interest rate swaps	1,592	850
Foreign exchange contracts	493	1,014

Commodity contracts (millions of gallons of unleaded gasoline)	—	8
__________

(a)
Represents $6.2 billion of interest rate caps sold, partially offset by approximately $2.1 billion of interest rate caps purchased at December 31, 2014 and $7.1 billion of interest rate caps sold, partially offset by approximately $1.8 billion of interest rate caps purchased at December 31, 2013. These amounts exclude $4.2 billion and $5.2 billion of interest rate caps purchased by the Company’s Avis Budget Rental Car Funding subsidiary at December 31, 2014 and 2013, respectively.

Fair values (Level 2) of derivative instruments are as follows:

	As of December 31, 2014		As of December 31, 2013
	Fair Value, Asset Derivatives	Fair Value, Liability Derivatives	Fair Value, Asset Derivatives	Fair Value, Liability Derivatives
Derivatives designated as hedging instruments
Interest rate swaps (a)	$1	$3	$2	$1

Derivatives not designated as hedging instruments
Interest rate caps (b)	—	10	2	13
Interest rate swaps (a)	—	—	—	—
Foreign exchange contracts (c)	5	2	3	5
Commodity contracts (c)	—	1	—	—
Total	$6	$16	$7	$19
__________
Amounts in this table exclude derivatives issued by Avis Budget Rental Car Funding, as it is not consolidated by the Company; however, certain amounts related to the derivatives held by Avis Budget Rental Car Funding are included within accumulated other comprehensive income (loss), as discussed in Note 15—Stockholders’ Equity.

(a)	Included in other non-current assets or other non-current liabilities.

(b)	Included in assets under vehicle programs or liabilities under vehicle programs.

(c)	Included in other current assets or other current liabilities.

The effects of derivatives recognized in the Company’s Consolidated Financial Statements are as follows:

	Year Ended December 31,
	2014	2013	2012
Derivatives designated as hedging instruments
Interest rate swaps (a)	$(2)	$1	$13
Derivatives not designated as hedging instruments (b)
Foreign exchange contracts (c)	8	27	(31)
Interest rate caps (d)	(3)	4	(15)
Commodity contracts (e)	(3)	1	3
Total	$—	$33	$(30)
__________

(a)	Recognized, net of tax, as a component of accumulated other comprehensive income within stockholders’ equity.

(b)	Gains (losses) related to derivative instruments are expected to be largely offset by (losses) gains on the underlying exposures being hedged.

(c)
For the year ended December 31, 2014, included a $10 million gain included in interest expense and a $2 million loss included in operating expenses. For the year ended December 31, 2013, included a $20 million gain in interest expense and a $7 million gain included in operating expenses. For the year ended December 31, 2012, included a $32 million loss in interest expense and a $1 million gain in operating expenses.

(d)
For the year ended December 31, 2014, amounts are included in vehicle interest, net. For the year ended December 31, 2013, $1 million of expense is included in vehicle interest, net and a $5 million gain is included in interest expense. For the year ended December 31, 2012, amounts are included in vehicle interest, net.

(e)	Included in operating expenses.
Debt Instruments

The carrying amounts and estimated fair values (Level 2) of debt instruments are as follows:

	As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Corporate debt
Short-term debt and current portion of long-term debt, excluding convertible debt	$28	$28	$23	$23
Long-term debt, excluding convertible debt	3,392	3,439	3,305	3,416
Convertible debt	—	—	66	159

Debt under vehicle programs
Vehicle-backed debt due to Avis Budget Rental Car Funding	$6,340	$6,407	$5,656	$5,732
Vehicle-backed debt	1,766	1,771	1,668	1,675
Interest rate swaps and interest rate caps (a)	10	10	13	13
___________

(a)	Derivatives in liability position.

19.	Segment Information

The Company’s chief operating decision maker assesses performance and allocates resources based upon the separate financial information from the Company’s operating segments. In identifying its reportable segments, the Company considered the nature of services provided, the geographical areas in which the segments operated and other relevant factors. The Company aggregates certain of its operating segments into its reportable segments.
Management evaluates the operating results of each of its reportable segments based upon revenue and “Adjusted EBITDA,” which the Company defines as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Year Ended December 31, 2014

	Americas	International	Corporate and Other (a)	Total
Net revenues	$5,961	$2,524	$—	$8,485
Vehicle depreciation and lease charges, net	1,492	504	—	1,996
Vehicle interest, net	234	48	—	282
Adjusted EBITDA	656	280	(60)	876
Non-vehicle depreciation and amortization	122	58	—	180
Assets exclusive of assets under vehicle programs	3,997	1,739	175	5,911
Assets under vehicle programs	9,162	1,896	—	11,058
Capital expenditures (excluding vehicles)	113	69	—	182
__________

(a)	Primarily represents unallocated corporate overhead, receivables from our former subsidiaries and debt financing fees related to our corporate debt.

Year Ended December 31, 2013

	Americas	International	Corporate and Other (a)	Total
Net revenues	$5,480	$2,457	$—	$7,937
Vehicle depreciation and lease charges, net	1,315	496	—	1,811
Vehicle interest, net	216	48	—	264
Adjusted EBITDA	560	256	(47)	769
Non-vehicle depreciation and amortization	103	49	—	152
Assets exclusive of assets under vehicle programs	3,849	1,758	225	5,832
Assets under vehicle programs	8,357	2,095	—	10,452
Capital expenditures (excluding vehicles)	99	53	—	152
__________

(a)	Primarily represents unallocated corporate overhead, receivables from our former subsidiaries and debt financing fees related to our corporate debt.
Year Ended December 31, 2012

	Americas	International	Corporate and Other (a)	Total
Net revenues	$5,080	$2,276	$1	$7,357
Vehicle depreciation and lease charges, net	999	472	—	1,471
Vehicle interest, net	260	37	—	297
Adjusted EBITDA	611	250	(21)	840
Non-vehicle depreciation and amortization	80	45	—	125
Assets exclusive of assets under vehicle programs	3,180	1,715	224	5,119
Assets under vehicle programs	7,875	2,224	—	10,099
Capital expenditures (excluding vehicles)	73	59	—	132
__________

(a)	Primarily represents unallocated corporate overhead, receivables from our former subsidiaries and debt financing fees related to our corporate debt.

Provided below is a reconciliation of Adjusted EBITDA to income before income taxes.

	For the Year Ended December 31,
	2014	2013	2012
Adjusted EBITDA	$876	$769	$840
Less: Non-vehicle related depreciation and amortization	180	152	125
Interest expense related to corporate debt, net	209	228	268
Early extinguishment of corporate debt	56	147	75
Restructuring expense	26	61	38
Transaction-related costs, net	13	51	34
Impairment	—	33	—
Income before income taxes	$392	$97	$300

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

	United States	All Other Countries	Total
2014
Net revenues	$5,471	$3,014	$8,485
Assets exclusive of assets under vehicle programs	3,859	2,052	5,911
Assets under vehicle programs	8,428	2,630	11,058
Net long-lived assets	1,481	885	2,366

2013
Net revenues	$5,030	$2,907	$7,937
Assets exclusive of assets under vehicle programs	3,729	2,103	5,832
Assets under vehicle programs	7,791	2,661	10,452
Net long-lived assets	1,281	947	2,228

2012
Net revenues	$4,637	$2,720	$7,357
Assets exclusive of assets under vehicle programs	3,094	2,025	5,119
Assets under vehicle programs	7,329	2,770	10,099
Net long-lived assets	723	912	1,635

20.	Guarantor and Non-Guarantor Consolidating Financial Statements
The following consolidating financial information presents Consolidating Condensed Statements of Operations for the years ended December 31, 2014, 2013 and 2012, Consolidating Condensed Balance Sheets as of December 31, 2014 and December 31, 2013 and Consolidating Condensed Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012 for: (i) Avis Budget Group, Inc. (the “Parent”); (ii) ABCR and Avis Budget Finance, Inc. (the “Subsidiary Issuers”); (iii) the guarantor subsidiaries; (iv) the non-guarantor subsidiaries; (v) elimination entries necessary to consolidate the Parent with the Subsidiary Issuers, the guarantor and non-guarantor subsidiaries; and (vi) the Company on a consolidated basis. The Subsidiary Issuers and the guarantor and non-guarantor subsidiaries are 100% owned by the Parent, either directly or indirectly. All guarantees are full and unconditional and joint and several. This financial information is being presented in relation to the Company’s guarantee of the payment of principal, premium (if any) and interest on the notes issued by the Subsidiary Issuers. See Note 12—Long-term Debt and Borrowing Arrangements for additional description of these guaranteed notes. The Senior Notes have separate investors than the equity investors of the Company and are guaranteed by the Parent and certain subsidiaries.
Investments in subsidiaries are accounted for using the equity method of accounting for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. For purposes of the accompanying Consolidating Condensed Statements of Operations, certain expenses incurred by the Subsidiary Issuers are allocated to the guarantor and non-guarantor subsidiaries.

Consolidating Condensed Statements of Operations
For the Year Ended December 31, 2014

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$4,038	$1,988	$—	$6,026
Other	—	—	1,167	3,426	(2,134)	2,459
Net revenues	—	—	5,205	5,414	(2,134)	8,485

Expenses
Operating	10	13	2,525	1,703	—	4,251
Vehicle depreciation and lease charges, net	—	1	1,920	1,996	(1,921)	1,996
Selling, general and administrative	27	23	602	428	—	1,080
Vehicle interest, net	—	—	200	295	(213)	282
Non-vehicle related depreciation and amortization	—	2	111	67	—	180
Interest expense related to corporate debt, net:
Interest expense	2	163	2	42	—	209
Intercompany interest expense (income)	(13)	(11)	1	23	—	—
Early extinguishment of debt	—	56	—	—	—	56
Restructuring expense	—	—	7	19	—	26
Transaction-related costs, net	1	8	(20)	24	—	13
Total expenses	27	255	5,348	4,597	(2,134)	8,093

Income (loss) before income taxes and equity in earnings of subsidiaries	(27)	(255)	(143)	817	—	392
Provision for (benefit from) income taxes	(10)	(108)	186	79	—	147
Equity in earnings of subsidiaries	262	409	738	—	(1,409)	—
Net income	$245	$262	$409	$738	$(1,409)	$245

Comprehensive income	$106	$123	$273	$624	$(1,020)	$106

For the Year Ended December 31, 2013

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,786	$1,921	$—	$5,707
Other	—	—	1,098	3,086	(1,954)	2,230
Net revenues	—	—	4,884	5,007	(1,954)	7,937

Expenses
Operating	7	15	2,425	1,627	—	4,074
Vehicle depreciation and lease charges, net	—	—	1,776	1,806	(1,771)	1,811
Selling, general and administrative	35	6	591	387	—	1,019
Vehicle interest, net	—	—	182	265	(183)	264
Non-vehicle related depreciation and amortization	—	2	97	53	—	152
Interest expense related to corporate debt, net:
Interest expense	3	196	—	29	—	228
Intercompany interest expense (income)	(12)	(30)	6	36	—	—
Early extinguishment of debt	53	94	—	—	—	147
Restructuring expense	—	—	25	36	—	61
Transaction-related costs, net	1	24	3	23	—	51
Impairment	—	33	—	—	—	33
Total expenses	87	340	5,105	4,262	(1,954)	7,840

Income (loss) before income taxes and equity in earnings of subsidiaries	(87)	(340)	(221)	745	—	97
Provision for (benefit from) income taxes	(14)	(124)	156	63	—	81
Equity in earnings of subsidiaries	89	305	682	—	(1,076)	—
Net income	$16	$89	$305	$682	$(1,076)	$16

Comprehensive income	$23	$96	$310	$657	$(1,063)	$23

For the Year Ended December 31, 2012

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,491	$1,806	$—	$5,297
Other	1	—	1,052	2,130	(1,123)	2,060
Net revenues	1	—	4,543	3,936	(1,123)	7,357

Expenses
Operating	—	5	2,305	1,514	—	3,824
Vehicle depreciation and lease charges, net	—	—	902	996	(427)	1,471
Selling, general and administrative	21	—	573	331	—	925
Vehicle interest, net	—	—	234	300	(237)	297
Non-vehicle related depreciation and amortization	—	2	75	48	—	125
Interest expense related to corporate debt, net:
Interest expense	9	246	—	13	—	268
Intercompany interest expense (income)	(18)	(314)	277	55	—	—
Early extinguishment of debt	44	31	—	—	—	75
Restructuring expense	—	—	3	35	—	38
Transaction-related costs, net	4	1	1	28	—	34
Total expenses	60	(29)	4,370	3,320	(664)	7,057

Income (loss) before income taxes and equity in earnings of subsidiaries	(59)	29	173	616	(459)	300
Provision for (benefit from) income taxes	(8)	(106)	72	52	—	10
Equity in earnings of subsidiaries	341	206	105	—	(652)	—
Net income	$290	$341	$206	$564	$(1,111)	$290

Comprehensive income	$322	$373	$237	$594	$(1,204)	$322

Consolidating Condensed Balance Sheets
As of December 31, 2014

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$2	$210	$—	$412	$—	$624
Receivables, net	—	—	177	422	—	599
Deferred income taxes	—	23	102	34	—	159
Other current assets	3	86	78	289	—	456
Total current assets	5	319	357	1,157	—	1,838

Property and equipment, net	—	112	325	201	—	638
Deferred income taxes	19	1,199	138	—	(4)	1,352
Goodwill	—	—	487	355	—	842
Other intangibles, net	—	38	545	303	—	886
Other non-current assets	104	81	22	148	—	355
Intercompany receivables	205	344	978	672	(2,199)	—
Investment in subsidiaries	468	3,072	3,316	—	(6,856)	—
Total assets exclusive of assets under vehicle programs	801	5,165	6,168	2,836	(9,059)	5,911

Assets under vehicle programs:
Program cash	—	—	—	119	—	119
Vehicles, net	—	7	87	10,121	—	10,215
Receivables from vehicle manufacturers and other	—	1	—	361	—	362
Investment in Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	362	—	362
	—	8	87	10,963	—	11,058
Total assets	$801	$5,173	$6,255	$13,799	$(9,059)	$16,969

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$39	$200	$462	$790	$—	$1,491
Short-term debt and current portion of long-term debt	—	13	4	11	—	28
Total current liabilities	39	213	466	801	—	1,519

Long-term debt	—	2,825	6	561	—	3,392
Other non-current liabilities	97	100	232	341	(4)	766
Intercompany payables	—	1,558	313	328	(2,199)	—
Total liabilities exclusive of liabilities under vehicle programs	136	4,696	1,017	2,031	(2,203)	5,677
Liabilities under vehicle programs:
Debt	—	9	84	1,683	—	1,776
Due to Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	6,340	—	6,340
Deferred income taxes	—	—	2,082	185	—	2,267
Other	—	—	—	244	—	244
	—	9	2,166	8,452	—	10,627
Total stockholders’ equity	665	468	3,072	3,316	(6,856)	665
Total liabilities and stockholders’ equity	$801	$5,173	$6,255	$13,799	$(9,059)	$16,969

As of December 31, 2013

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$14	$242	$12	$425	$—	$693
Receivables, net	—	—	150	469	—	619
Deferred income taxes	1	—	156	21	(1)	177
Other current assets	4	80	82	289	—	455
Total current assets	19	322	400	1,204	(1)	1,944

Property and equipment, net	—	109	312	193	—	614
Deferred income taxes	20	1,142	141	—	(4)	1,299
Goodwill	—	—	342	349	—	691
Other intangibles, net	—	41	519	363	—	923
Other non-current assets	104	96	18	143	—	361
Intercompany receivables	145	210	853	331	(1,539)	—
Investment in subsidiaries	671	2,900	3,347	—	(6,918)	—
Total assets exclusive of assets under vehicle programs	959	4,820	5,932	2,583	(8,462)	5,832

Assets under vehicle programs:
Program cash	—	—	—	116	—	116
Vehicles, net	—	10	9	9,563	—	9,582
Receivables from vehicle manufacturers and other	—	—	—	391	—	391
Investment in Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	363	—	363
	—	10	9	10,433	—	10,452
Total assets	$959	$4,830	$5,941	$13,016	$(8,462)	$16,284

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$25	$238	$487	$730	$(1)	$1,479
Short-term debt and current portion of long-term debt	65	14	3	7	—	89
Total current liabilities	90	252	490	737	(1)	1,568

Long-term debt	—	2,955	6	344	—	3,305
Other non-current liabilities	98	96	221	436	(4)	847
Intercompany payables	—	844	340	355	(1,539)	—
Total liabilities exclusive of liabilities under vehicle programs	188	4,147	1,057	1,872	(1,544)	5,720
Liabilities under vehicle programs:
Debt	—	11	—	1,670	—	1,681
Due to Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	5,656	—	5,656
Deferred income taxes	—	—	1,984	193	—	2,177
Other	—	1	—	278	—	279
	—	12	1,984	7,797	—	9,793
Total stockholders’ equity	771	671	2,900	3,347	(6,918)	771
Total liabilities and stockholders’ equity	$959	$4,830	$5,941	$13,016	$(8,462)	$16,284

Consolidating Condensed Statements of Cash Flows
For the Year Ended December 31, 2014

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by operating activities	$—	$469	$340	$1,840	$(70)	$2,579

Investing activities
Property and equipment additions	—	(20)	(84)	(78)	—	(182)
Proceeds received on asset sales	—	7	8	6	—	21
Net assets acquired (net of cash acquired)	—	—	(263)	(153)	—	(416)
Other, net	285	(9)	(2)	—	(285)	(11)
Net cash provided by (used in) investing activities exclusive of vehicle programs	285	(22)	(341)	(225)	(285)	(588)

Vehicle programs:
Increase in program cash	—	—	—	(10)	—	(10)
Investment in vehicles	—	(9)	(90)	(11,776)	—	(11,875)
Proceeds received on disposition of vehicles	—	8	—	9,658	—	9,666
	—	(1)	(90)	(2,128)	—	(2,219)
Net cash provided by (used in) investing activities	285	(23)	(431)	(2,353)	(285)	(2,807)

Financing activities
Proceeds from long-term borrowings	—	575	—	296	—	871
Payments on long-term borrowings	—	(756)	(5)	(1)	—	(762)
Net change in short-term borrowings	—	—	—	5	—	5
Debt financing fees	—	(12)	—	(5)	—	(17)
Repurchases of common stock	(297)	—	—	—	—	(297)
Other, net	—	(285)	—	(70)	355	—
Net cash provided by (used in) financing activities exclusive of vehicle programs	(297)	(478)	(5)	225	355	(200)

Vehicle programs:
Proceeds from borrowings	—	—	88	14,285	—	14,373
Payments on borrowings	—	—	(3)	(13,960)	—	(13,963)
Debt financing fees	—	—	(1)	(27)	—	(28)
	—	—	84	298	—	382
Net cash provided by (used in) financing activities	(297)	(478)	79	523	355	182
Effect of changes in exchange rates on cash and cash equivalents	—	—	—	(23)	—	(23)
Net decrease in cash and cash equivalents	(12)	(32)	(12)	(13)	—	(69)
Cash and cash equivalents, beginning of period	14	242	12	425	—	693
Cash and cash equivalents, end of period	$2	$210	$—	$412	$—	$624

For the Year Ended December 31, 2013

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$(3)	$562	$26	$1,736	$(68)	$2,253

Investing activities
Property and equipment additions	—	(26)	(69)	(57)	—	(152)
Proceeds received on asset sales	—	7	4	11	—	22
Net assets acquired (net of cash acquired)	—	(564)	8	19	—	(537)
Intercompany loan receipts	—	233	60	—	(293)	—
Other, net	146	(50)	48	4	(146)	2
Net cash provided by (used in) investing activities exclusive of vehicle programs	146	(400)	51	(23)	(439)	(665)

Vehicle programs:
Increase in program cash	—	—	—	(79)	—	(79)
Investment in vehicles	—	(44)	(2)	(10,853)	—	(10,899)
Proceeds received on disposition of vehicles	—	40	—	9,369	—	9,409
	—	(4)	(2)	(1,563)	—	(1,569)
Net cash provided by (used in) investing activities	146	(404)	49	(1,586)	(439)	(2,234)

Financing activities
Proceeds from long-term borrowings	—	2,647	—	325	—	2,972
Payments on long-term borrowings	(115)	(2,489)	(3)	(1)	—	(2,608)
Net change in short-term borrowings	—	—	—	(36)	—	(36)
Debt financing fees	—	(30)	—	(7)	—	(37)
Purchases of warrants	(78)	—	—	—	—	(78)
Proceeds from sale of call options	104	—	—	—	—	104
Repurchases of common stock	(48)	—	—	—	—	(48)
Intercompany loan payments	—	—	(60)	(233)	293	—
Other, net	3	(146)	—	(68)	214	3
Net cash provided by (used in) financing activities exclusive of vehicle programs	(134)	(18)	(63)	(20)	507	272

Vehicle programs:
Proceeds from borrowings	—	—	—	12,953	—	12,953
Payments on borrowings	—	—	—	(13,115)	—	(13,115)
Debt financing fees	—	—	—	(34)	—	(34)
	—	—	—	(196)	—	(196)
Net cash provided by (used in) financing activities	(134)	(18)	(63)	(216)	507	76
Effect of changes in exchange rates on cash and cash equivalents	—	—	—	(8)	—	(8)
Net increase (decrease) in cash and cash equivalents	9	140	12	(74)	—	87
Cash and cash equivalents, beginning of period	5	102	—	499	—	606
Cash and cash equivalents, end of period	$14	$242	$12	$425	$—	$693

For the Year Ended December 31, 2012

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$(43)	$272	$70	$1,650	$(60)	$1,889

Investing activities
Property and equipment additions	—	(26)	(43)	(63)	—	(132)
Proceeds received on asset sales	—	8	3	10	—	21
Net assets acquired (net of cash acquired)	—	—	(1)	(68)	—	(69)
Intercompany loan receipts	224	—	—	—	(224)	—
Other, net	29	(4)	(1)	(8)	(25)	(9)
Net cash provided by (used in) investing activities exclusive of vehicle programs	253	(22)	(42)	(129)	(249)	(189)

Vehicle programs:
Increase in program cash	—	—	—	(13)	—	(13)
Investment in vehicles	—	(4)	(20)	(11,043)	—	(11,067)
Proceeds received on disposition of vehicles	—	3	2	9,191	—	9,196
	—	(1)	(18)	(1,865)	—	(1,884)
Net cash provided by (used in) investing activities	253	(23)	(60)	(1,994)	(249)	(2,073)

Financing activities
Proceeds from long-term borrowings	—	1,152	—	—	—	1,152
Payments on long-term borrowings	(222)	(1,268)	(11)	—	—	(1,501)
Net change in short-term borrowings	—	—	—	10	—	10
Debt financing fees	—	(16)	—	—	—	(16)
Purchases of warrants	(29)	—	—	—	—	(29)
Proceeds from sale of call options	43	—	—	—	—	43
Intercompany loan payments	—	(224)	—	—	224	—
Other, net	1	(25)	—	(60)	85	1
Net cash provided by (used in) financing activities exclusive of vehicle programs	(207)	(381)	(11)	(50)	309	(340)

Vehicle programs:
Proceeds from borrowings	—	—	—	12,108	—	12,108
Payments on borrowings	—	—	—	(11,490)	—	(11,490)
Debt financing fees	—	—	—	(28)	—	(28)
	—	—	—	590	—	590
Net cash provided by (used in) financing activities	(207)	(381)	(11)	540	309	250
Effect of changes in exchange rates on cash and cash equivalents	—	—	—	6	—	6
Net increase (decrease) in cash and cash equivalents	3	(132)	(1)	202	—	72
Cash and cash equivalents, beginning of period	2	234	1	297	—	534
Cash and cash equivalents, end of period	$5	$102	$—	$499	$—	$606

21.	Selected Quarterly Financial Data—(unaudited)
Provided below are selected unaudited quarterly financial data for 2014 and 2013.
The earnings per share information is calculated independently for each quarter based on the weighted average number of common stock and common stock equivalents outstanding, which may fluctuate, based on quarterly income levels and market prices. Therefore, the sum of the quarters’ per share information may not equal the annual amount presented on the Consolidated Statements of Operations.

	2014
	First	Second	Third	Fourth
Net revenues	$1,862	$2,194	$2,542	$1,887
Net income	4	26	192	23

Per share information:
Basic
Net income	$0.03	$0.25	$1.84	$0.22
Weighted average shares	106.6	105.1	103.9	106.2

Diluted
Net income	$0.03	$0.24	$1.74	$0.21
Weighted average shares	108.6	111.0	109.9	108.3

	2013
	First	Second	Third	Fourth
Net revenues	$1,691	$2,002	$2,395	$1,849
Net income (loss)	(46)	(28)	118	(28)

Per share information:
Basic
Net income (loss)	$(0.43)	$(0.26)	$1.09	$(0.26)
Weighted average shares	107.7	108.4	108.3	107.1

Diluted
Net income (loss)	$(0.43)	$(0.26)	$1.02	$(0.26)
Weighted average shares	107.7	108.4	116.2	107.1

22.	Subsequent Events

In January 2015, the Company completed the acquisition of its Avis and Budget licensee for Norway, Sweden and Denmark for approximately $50 million.

In January 2015, the Company’s Avis Budget Rental Car Funding subsidiary issued $650 million in five-year asset backed notes with a weighted average interest rate of 2.7%. The proceeds from the borrowings will provide funds for the repayment of maturing vehicle-backed debt and the acquisition of rental cars in the United States.